                                                                    Exhibit 10.1

                              AMENDED AND RESTATED
                            STOCK PURCHASE AGREEMENT

                                   dated as of

                                  May 27, 1998

                           amended and restated as of

                                  July 21, 1998

                                      among

                         PUERTO RICO TELEPHONE AUTHORITY

                          PUERTO RICO TELEPHONE COMPANY

                         GTE HOLDINGS (PUERTO RICO) LLC

                                       and

                GTE INTERNATIONAL TELECOMMUNICATIONS INCORPORATED

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I PURCHASE AND SALE OF SHARES..........................................4
  1.01 Purchase and Sale.......................................................4
  1.02 Closing.................................................................4
  1.03 Actions at Closing......................................................5
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE AUTHORITY.....................6
  2.01 Existence and Power.....................................................6
  2.02 Corporate Authorization.................................................6
  2.03 Governmental Authorization..............................................7
  2.04 Non-Contravention.......................................................7
  2.05 Capitalization..........................................................8
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE AUTHORITY
AS TO THE COMPANY .............................................................9
  3.01 Existence and Power.....................................................9
  3.02 Corporate Authorization................................................10
  3.03 Governmental Authorization.............................................10
  3.04 Non-Contravention......................................................11
  3.05 Financial Statements...................................................12
  3.06 Absence of Certain Changes.............................................12
  3.07 Properties.............................................................14
  3.08 Licenses...............................................................16
  3.09 No Undisclosed Material Liabilities....................................16
  3.10 Litigation.............................................................17
  3.11 Taxes..................................................................17
  3.12 Employee Benefits/Employment Matters...................................18
  3.13 Material Contracts.....................................................22
  3.14 Insurance Coverage.....................................................24
  3.15 Compliance with Laws...................................................24
  3.16 Finders' Fees..........................................................25
  3.17 Authority Debt.........................................................25
  3.18 Environmental Matters..................................................25
  3.19 Intellectual Property..................................................27
  3.20 Transactions with Affiliates...........................................28
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER
AND STRATEGIC PURCHASER ......................................................28
  4.01 Organization and Existence; Capitalization.............................28
  4.02 Corporate Authorization................................................29
  4.03 Governmental Authorization.............................................29
  4.04 Non-Contravention......................................................30
  4.05 Finders' Fees..........................................................30
  4.06 Financing..............................................................31
  4.07 Purchase for Investment................................................31
  4.08 Ability to Complete the Transaction....................................31
  4.09 Certain Understandings of Strategic Purchaser and Purchaser............32
  4.10 Legal Compliance.......................................................32
ARTICLE V COVENANTS OF THE AUTHORITY..........................................33
  5.01 Conduct of Business....................................................33
  5.02 Access to Information..................................................38
  5.03 Notices of Certain Events..............................................39
  5.04 Release of the Authority Debt..........................................40


                                      (i)
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  5.05 No Solicitation; Competing Transactions................................40
  5.06 Interim Actions by Authority...........................................42
ARTICLE VI COVENANTS OF PURCHASER AND STRATEGIC PURCHASER.....................42
  6.01 Confidentiality........................................................42
  6.02 Access.................................................................43
  6.03 Notice of Certain Events...............................................43
  6.04 Conduct................................................................44
  6.05 Other Purchasers.......................................................44
  6.06 Discount For Educational Institutions..................................46
  6.07 Telephone Tariffs......................................................46
  6.08 Transfer of Shares.....................................................46
ARTICLE VII  COVENANTS OF THE PARTIES.........................................47
  7.01 Satisfaction of Closing Conditions.....................................47
  7.02 Certain Filings........................................................47
  7.03 Execution of Agreements................................................48
  7.04 Public Announcements...................................................48
ARTICLE VIII  CONDITIONS TO CLOSING...........................................48
  8.01 Conditions to the Obligations of Each Party............................48
  8.02 Conditions to Obligations of Purchaser and Strategic Purchaser.........51
  8.03 Conditions to Obligation of the Authority..............................55
ARTICLE IX  EMPLOYEE BENEFITS.................................................56
  9.01 Retirement Benefits of Company Employees...............................56
  9.02 Involuntary Termination of Employees...................................62
  9.03 Voluntary Separation Program...........................................62
  9.04 Capital Contribution by Authority......................................62
  9.05 Act No. 54 Compliance..................................................67
ARTICLE X INDEMNIFICATION.....................................................67
  10.01 Indemnification by Authority..........................................67
  10.02 Indemnification for Purchaser's Breach................................68
  10.03 Indemnification by Affiliated Group...................................69
  10.04 Limitation on Obligations.............................................69
  10.05 Indemnification Claim.................................................71
  10.06 Notice of Claim.......................................................71
  10.07 Indemnitor's Obligations..............................................73
  10.08 Date of Notice of Claim...............................................73
  10.09 Consent of Indemnification............................................73
  10.10 Subrogation...........................................................74
  10.11 Limitation on Liability...............................................74
  10.12 Calculation Methodology...............................................74
ARTICLE XI  TERMINATION.......................................................75
  11.01 Grounds for Termination...............................................75
  11.02 Effect of Termination.................................................77
ARTICLE XII  MISCELLANEOUS....................................................78
  12.01 Survival..............................................................78
  12.02 Notices...............................................................78
  12.03 Amendments; No Waivers................................................80
  12.04 Expenses..............................................................80
  12.05 Successors and Assigns................................................81
  12.06 Governing Law.........................................................81
  12.07 Counterparts..........................................................81
  12.08 Entire Agreement......................................................81
  12.09 Captions; Definitions.................................................82
  12.10 Jurisdiction and Immunity.............................................82
  12.11 Third Party Beneficiaries; Parties Bound..............................83


                                      (ii)

  12.12 INTENTIONALLY OMITTED.................................................83
  12.13 Additional Signatories................................................83


                                     (iii)

                                    EXHIBITS

Exhibit A      -     $50 Million Payment Bond
Exhibit B      -     $40 Million Payment Bond
Exhibit C-1    -     GDB Newco Guaranty for Purchase Agreement
Exhibit C-2    -     GDB Newco Guaranty for Other Agreements
Exhibit D      -     Companion Legislation
Exhibit E      -     Management Agreement
Exhibit F      -     Non-Competition Agreement
Exhibit G      -     Option Agreement
Exhibit H      -     Other Legislation
Exhibit I      -     Shareholders Agreement
Exhibit J      -     Technology Transfer Agreement


                                      (iv)

                              AMENDED AND RESTATED
                            STOCK PURCHASE AGREEMENT

      AMENDED AND RESTATED STOCK PURCHASE AGREEMENT dated as of May 27, 1998, as amended and restated as of July 21, 1998, by and among Puerto Rico Telephone Authority (the "Authority" or "Seller"), a public corporation and government instrumentality of the Commonwealth of Puerto Rico ("Puerto Rico"), Puerto Rico Telephone Company, a Delaware corporation (the "Company"), GTE Holdings (Puerto
Rico) LLC, a Delaware limited liability company ("Purchaser"), and GTE International Telecommunications Incorporated, a Delaware corporation ("Strategic Purchaser").

      WHEREAS, the Authority is the owner of 100% of the issued and outstanding shares of common stock, $10 par value (the "Company Shares"), of the Company, constituting the only capital stock of the Company;

      WHEREAS, Act No. 54 of the Legislature of Puerto Rico, approved on August 4, 1997 ("Act No. 54") authorizes the Negotiating Committee for the Sale of the Assets of the Authority (the "Negotiating Committee") to negotiate the sale of its assets including the Company Shares and, in connection therewith, to organize one or more private corporations for the purpose of transferring to it the Company Shares;

      WHEREAS, prior to the Closing (as defined herein), in order to comply with requirements imposed upon the Company by the Federal Communications Commission (the "FCC"), the Authority will reorganize the Company into two separate Puerto Rico corporations, each of which will be a wholly owned subsidiary of the Authority (each an "Operating Subsidiary," and together with the New Company (as defined below), collectively, the "Affiliated Group"), and will transfer, by assignment, merger or otherwise, all assets and liabilities of the Company relating to its wireless business to one corporation ("Wireless") (the "Wireless Drop Down") and all remaining assets and liabilities to the other corporation ("Wireline") (collectively with the Wireless Drop Down, the "Drop Downs");

      WHEREAS, pursuant to authority granted under Act No. 54, the Authority intends to organize a new Puerto Rico corporation ("New Company") for the purpose of transferring to the New Company prior to the Closing, all the shares of capital stock of the Operating Subsidiaries in exchange for shares of common stock of the New Company representing 100% of the issued and outstanding capital stock of the New Company (the "New Company Transfer" and together with the Drop Downs, the "Reorganization");

      WHEREAS, in accordance with the requirements of Act No. 54, the Negotiating Committee conducted a prequalification process to select, from among all interested bidders, those companies having the required commercial and financial reputation and financial and technical capacity to conduct the telecommunications business and provide a telecommunications system that is technologically advanced and efficient, and invited various companies to participate in the process of privatizing the Company;

      WHEREAS, pursuant to the prequalification process, Strategic Purchaser was one of the companies selected to participate in the privatization;

      WHEREAS, Strategic Purchaser has organized Purchaser for the purpose of entering into the transactions contemplated herein, and owns and will own at the Closing all of the total issued and outstanding capital stock of Purchaser;

      WHEREAS, in accordance with the requirements of Act No. 54 and the procedures adopted by the Negotiating Committee,


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

Purchaser has been selected by the Negotiating Committee and the Governing Board of the Authority to purchase an ownership interest in the Company by, subject to
Section 6.05 hereof, purchasing from the Authority that number of shares of common stock, par value $0.01 per share, of the New Company constituting 51% plus one (1) New Company Share (the "Purchased Shares") of the outstanding New Company Shares on the Closing Date;

      WHEREAS, Purchaser, subject to Section 6.05 hereof, desires to purchase the Purchased Shares and the Authority, subject to Section 6.05 hereof, desires to sell the Purchased Shares to Purchaser (the "Stock Purchase"), in accordance with the terms and subject to the conditions set forth in this Agreement; and

      WHEREAS, the Authority and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Reorganization and the Stock Purchase, and to set forth the conditions to closing of the Stock Purchase;

      WHEREAS, the parties hereto entered into a Stock Purchase Agreement, dated as of May 27, 1998, related to the Stock Purchase;

      WHEREAS, subsequent to the Act No. 54 Approvals, Purchaser proposed, and the Authority accepted, amendments to the Stock Purchase Agreement to improve in material respects the terms and conditions hereof and the benefits to the Authority, the employees of PRTC and the people of Puerto Rico.

      WHEREAS, Popular, Inc. intends to acquire an additional one percent (1%) of the outstanding Shares of the New Company and to contribute at no cost such Shares to a trust organized for the benefit of the employees of the New Company or to contribute $8.7 million to such trust in order that the trust may purchase such additional one percent.


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

      WHEREAS, the parties hereto desire to amend and restate such Stock Purchase Agreement in full;

      WHEREAS, Purchaser recognizes the importance of, and is committed after the Closing Date to maintain, a telecommunications system in Puerto Rico that is technologically advanced and efficient in serving Puerto Rico, as contemplated by Act No. 54.

      NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Authority, the Company, Purchaser and Strategic Purchaser agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF SHARES

      1.01 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, the Authority agrees to sell to Purchaser, and Purchaser agrees to purchase from the Authority, the Purchased Shares at the Closing. The purchase price for the Purchased Shares is Four Hundred Forty Three Million and Seven Hundred Thousand Dollars ($443,700,000) (the "Purchase Price"), which shall be paid as provided in Section 1.03(e).

      1.02 Closing. The closing of the Stock Purchase (the "Closing") shall take place at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 590 Madison Avenue, 20th Floor, New York, New York 10022, as soon as possible, but in no event later than 5 business days after satisfaction or waiver of the conditions set forth in Article VIII, or such other time or place, after satisfaction or waiver of the conditions set forth in Article VIII, as Purchaser and the Authority may agree (the date of the Closing being hereinafter called the "Closing Date").


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

      1.03 Actions at Closing. At the Closing, unless effected prior thereto, the parties shall take the following actions in the following order:

            (a) The Authority shall effect the Reorganization.

            (b) The New Company shall complete the Financing.

            (c) The New Company will pay a dividend to the Authority in the aggregate amount equal to the Dividend Amount, net of any taxes payable on (i) the dividends received by the New Company from the Operating Subsidiaries to fund such dividend, and (ii) the making of such dividend to the Authority (the "Special Dividend").

            (d) The Authority shall cause the New Company and its subsidiaries to be released from all obligations and Liens under outstanding debts of the Authority, including those identified in Section 1.03 of the Authority Disclosure Schedule delivered by the Authority to Purchaser upon execution of this Agreement (the "Disclosure Schedule").

            (e) Purchaser shall deliver to the Authority, the Purchase Price in immediately available funds by wire transfer to an account of the Authority with a bank in New York City designated by the Authority at least three (3) business days prior to the Closing Date.

            (f) The Authority shall deliver to Purchaser (and any other direct purchaser thereof in accordance with the terms of this Agreement) certificates for the Purchased Shares purchased by such Persons, duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.

            (g) Popular Inc. (or Purchaser) shall contribute one percent (1%) of the issued and outstanding shares of the New


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

Company on the Closing Date to the stock bonus plan or employee stock ownership plan and trust referred to in Section 8.02(l)(i) hereof or to contribute $8.7 million to such trust in order that the trust may purchase such additional one percent.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE AUTHORITY

      The Authority hereby represents and warrants to Purchaser that:

      2.01 Existence and Power. The Authority is validly existing as a public corporation under the laws of Puerto Rico and has all requisite power, authority and legal right to conduct its affairs as currently conducted. The Authority has heretofore made available to Purchaser true and complete copies, as currently in effect, of the official act creating the Authority (the "Authority Act") and the bylaws of the Authority.

      2.02 Corporate Authorization.

            (a) The execution, delivery and performance by the Authority of this Agreement and the documents to be delivered in connection herewith are within the Authority's powers and have been duly authorized by the Governing Board of the Authority and, upon execution thereof, will be duly executed and delivered by the Authority. All requirements established by Act No. 54 in order for the transactions contemplated hereby to be consummated have been met, including the approval of the Stock Purchase by the Governor of Puerto Rico and the Legislature of Puerto Rico (such approvals by the Legislature and the Governor being collectively the "Act No. 54 Approval").

            (b) This Agreement constitutes the valid and binding agreement of the Authority, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

            (c) The Authority entered into the Financing Letter on July 21,
1998.

      2.03 Governmental Authorization. The execution, delivery and performance by the Authority of this Agreement and the documents to be delivered in connection herewith require no approval or other action by or in respect of, or filing with, any Puerto Rico or United States Governmental Authority other than:
(i) compliance with any applicable requirements of the Communications Act of 1934, as amended (the "Communications Act") and any rules, regulations, practices and policies ("FCC Rules") promulgated by the FCC, including those relating to the transfer of control of the licenses, permits, authorizations and certificates (the "FCC Licenses") granted by the FCC listed in Section 3.08 of the Disclosure Schedule; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (iii) compliance with any applicable requirements of the Telecommunications Regulatory Board of Puerto Rico; (iv) any filings required in connection with the Authority taking the actions referred to in Sections 1.03(a), (b) and (d) above; and (v) such other actions, consents or filings, which the failure to obtain or undertake would not have a Material Adverse Effect on the Affiliated Group taken as a whole.

      2.04 Non-Contravention. The execution, delivery and performance by the Authority of this Agreement and the documents to be delivered in connection herewith (other than with respect to the Financing as to which no representations are made) do not and will not (i) contravene or conflict with (a) Act No. 54, or (b) the Authority Act or the bylaws of the Authority, (ii) assuming compliance with the requirements referred to in Section 2.03(i) - (iv), contravene or conflict with or constitute a violation of any provision of any Puerto Rico or United States law, regulation, judgment, injunction, order or decree binding upon or applicable to the Authority; (iii) except as set forth in Section 2.04 of the Disclosure Schedule, contravene, constitute a default under or breach of, or result in or permit the termination or suspension of, any Material Contract, material Company Benefit Arrangement, material Company Employee Plan or other material instrument, binding upon the Authority or any material license, franchise, permit or other similar authorization held by the Authority, or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Authority, except Liens that (1) would not have a Material Adverse Effect on the Affiliated Group, taken as a whole, or (2) occur as a result of the identity or specific legal or regulatory status of Strategic Purchaser or Purchaser or any other facts that specifically relate to the business or activities in which Strategic Purchaser or Purchaser is or proposes to be engaged (other than the business or activities of the Company as presently conducted).

      2.05 Capitalization. The Authority (i) is currently the record and beneficial owner of all the issued and outstanding Company Shares and (ii) at the Closing will be the direct or indirect record and beneficial owner of all the issued and outstanding capital stock of all members of the Affiliated Group,


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

in each case, free and clear of any Lien whatsoever. The Authority will transfer and deliver to Purchaser (and Popular, Inc., to the extent it acquires Shares directly from the Authority in accordance with Section 6.05 hereof) at the Closing valid title to the Purchased Shares free and clear of any Lien.

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE AUTHORITY
                                AS TO THE COMPANY

      The Authority hereby represents and warrants to Purchaser as to the Company (which for purposes of this Article III shall be deemed to include, unless the context requires otherwise, the New Company and the Operating Subsidiaries upon and as of consummation of the Reorganization) that:

      3.01 Existence and Power.

            (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction where such qualification is required, except where the failure to so qualify would not have a Material Adverse Effect on the Affiliated Group, taken as a whole. The Company has made available to Purchaser true and complete copies, as currently in effect, of the certificate of incorporation and bylaws of the Company.

            (b) Each of the New Company and the Operating Subsidiaries will be a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and will have on the Closing Date all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business. On such date, the New Company and the Operating Subsidiaries will be duly qualified to do business as foreign corporations and will be in good standing in every jurisdiction where such qualification is required, except where the failure to so qualify would not have a Material Adverse Effect on the Affiliated Group, taken as a whole. The certificate of incorporation and bylaws of the New Company and the Operating Subsidiaries as of the Closing Date shall be reasonably satisfactory to the Purchaser.

      3.02 Corporate Authorization.

            (a) The execution, delivery and performance by the Company of this Agreement and the documents to be delivered in connection herewith are within the Company's powers and have been duly authorized by the Board of Directors of the Company and, upon execution thereof, will be duly executed and delivered by the Company.

            (b) This Agreement constitutes the valid and binding agreement of the Company, enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

      3.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the documents to be delivered in connection herewith require no action by or in respect of, or filing with, any Governmental

Authority other than (i) compliance with any applicable requirements of the Communications Act and any FCC Rules, including those relating to the transfer of control of the FCC Licenses listed in Section 3.08 of the Disclosure Schedule; (ii) compliance with any applicable requirements of the HSR Act; (iii) compliance with any applicable requirements of the Telecommunications Regulatory Board of Puerto Rico; (iv) filings with Governmental Authorities in connection with the Reorganization and the Financing; and (v) such actions, consents or filings, the failure to obtain or undertake would not have a Material Adverse Effect on the Affiliated Group, taken as a whole.

      3.04 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the documents to be delivered in connection herewith (other than with respect to the Financing as to which no representations are made) do not and will not (i) contravene or conflict with
(a) Act No. 54, or (b) the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the requirements referred to in Section 3.03(i) - (iv), contravene or conflict with or constitute a violation of any provision of any Puerto Rico or United States law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company; (iii) except as set forth in Section 3.04 of the Disclosure Schedule, contravene, constitute a default under or breach of, or result in or permit the termination or suspension of, any Material Contract, material Company Benefit Arrangement, material Company Employee Plan or other material instrument binding upon the Company or any material license, franchise, permit or other similar authorization held by the Company, or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company except Liens that (1) would not have a Material Adverse Effect on the Affiliated Group, taken as a whole, or (2) occur as a result of the identity or specific legal or regulatory status of Strategic Purchaser or Purchaser or any other facts that specifically relate to the business or activities in which Strategic Purchaser or Purchaser is or proposes to be engaged (other than the business or activities of the Company as presently conducted).

      3.05 Financial Statements. The audited financial statements of the Authority as of and for the fiscal years ended December 31, 1997, 1996 and 1995, appended hereto as Schedule 3.05A, 3.05B and 3.05C, respectively, and the unaudited financial statements of the Company as of and for the fiscal years ended December 31, 1997, 1996 and 1995, appended hereto as Schedule 3.05D, 3.05E and 3.05F, respectively, in each case solely to the extent the same relate to the Company (the "Financial Statements"), and the interim financial statements of the Company as of and for the period ended March 31, 1998, appended hereto as
Schedule 3.05G (the "Interim Financial Statements"), fairly present, in all material respects, in conformity with GAS (except as may be indicated in the notes thereto and except, as to Interim Financial Statements, the lack of notes and subject to normal year end adjustments), the financial position of the Company as of the dates thereof and the results of operations of the Company for those periods.

      3.06 Absence of Certain Changes. Since the Balance Sheet Date and except for (i) matters set forth or reflected in the Interim Financial Statements, (ii) matters otherwise set forth in Section 3.06 or 3.13 of the Disclosure Schedule,
(iii) matters
consented to by Purchaser and (iv) matters expressly contemplated or permitted by this Agreement, the Company has conducted its business in the ordinary course and there has not been:

            (a) any Material Adverse Change in the Affiliated Group, taken as a whole, other than changes in the Affiliated Group arising from any strike, labor disturbance or work stoppage by employees of the Affiliated Group between May 27, 1998 and July 21, 1998;

            (b) any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money other than in the ordinary course of business but in no event for an aggregate amount in excess of $10,000,000;

            (c) any creation or assumption by the Company of any Lien on any material asset other than any Permitted Lien;

            (d) any making by the Company of any loan, advance or capital contributions to or investment in, any Persons in an aggregate amount in excess of $10,000,000;

            (e) any damage, destruction or other casualty loss affecting the business or assets of the Company which, after giving effect to payments to the Company under applicable insurance policies, has had or will have a Material Adverse Effect on the Affiliated Group, taken as a whole;

            (f) except as contemplated in the Capital Budget or the Final Budget, any transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business or any relinquishment by the Company of any contract or other right, in each case material to the Affiliated Group, taken as a whole, other than transactions and commitments made on an arm's length basis in the ordinary course of business in an amount not exceeding $5,000,000 individually or in a series of related transactions and those contemplated by this Agreement;

            (g) any change in any material method of financial accounting or financial accounting practice by the Company except for any such change required by reason of a concurrent change in GAS or regulations under the Communications Act;

            (h) (i) except in the ordinary course of business consistent with past practice or as required by law, collective bargaining agreements or existing contracts, any hiring of employees or entering into any employment, deferred compensation or other agreement (or any amendment to any such existing agreements) with any director, officer or key employee of the Company, or increase in compensation, bonus or other benefits payable to directors, officers or key employees of the Company, or (ii) except as required by law, collective bargaining agreements or existing contracts, any increase in benefits payable under existing, or any institution of any, severance or termination pay policies or employment agreements of the Company; or

            (i) any dividend or other distribution by the Company in respect of its capital stock or redemption, return of capital or similar transactions except as required by the Indenture and the proceeds of which were applied as required or permitted by the Indenture other than to the voluntary prepayment of the principal amount of the debt issued under the Indenture.

      3.07 Properties.

            (a) Except as disclosed on Schedule 3.07 hereto, the Company has good and marketable title to, or in the case of leased property has valid leasehold interests in, all material properties and assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date free and clear of any Liens (i) except for properties and assets sold since such Balance Sheet Date in the ordinary course of business on an arm's length basis, and (ii) other than Liens listed, or not required to be listed, in
Section 3.07(c) of the Disclosure Schedule and Permitted Liens. Section 3.07(a) of the Disclosure Schedule contains a list of certain real property owned by the Company including any real property having an estimated fair market value in excess of $2,000,000. The plant, machinery and equipment owned by the Company, taken as a whole, are in good operating condition and repair (ordinary wear and tear excepted).

            (b) Except as set forth in Section 3.07(b) of the Disclosure
Schedule: (i) no violation of any law, regulation, ordinance, permit, order or license (including, without limitation, laws, regulations or ordinances relating to zoning, city planning or similar matters) relating to any of the properties or assets of the Company currently exists or has existed at any time since January 1, 1995, except for violations which have been cured or have not had and will not have, individually or in the aggregate, a Material Adverse Effect on the Affiliated Group, taken as a whole; and (ii) there are no developments affecting any of such properties or assets pending or, to the knowledge of the Authority or the Company, threatened, which might materially detract from the value of such property or assets, materially interfere with any present or intended use of any such property or assets or materially adversely affect the marketability of such properties or assets.

            (c) Section 3.07(c) of the Disclosure Schedule contains a list of all Liens (other than Liens arising in connection with the Financing or by operation of law) on assets of the Company securing obligations in excess of $1,000,000.

      3.08 Licenses. Section 3.08 of the Disclosure Schedule lists:

            (a) all FCC Licenses and other material licenses held by the Company and used in the operation of its business. Such licenses have been granted by the FCC, Puerto Rico or other Governmental Authority and are in full force and effect, and the Company is the authorized holder of each such license. Such licenses constitute all the material licenses and material authorizations required for the Company to operate its business as currently conducted; and

            (b) all pending applications of the Company to the FCC, Puerto Rico or other Governmental Authority for a material license for use in the operation of the Company's business.

      3.09 No Undisclosed Material Liabilities. Except as disclosed in Sections
3.09 and 3.10 of the Disclosure Schedule, there are no liabilities of the Company other than:

            (a) liabilities disclosed or provided for in the Financial Statements or the Interim Financial Statements;

            (b) liabilities incurred under this Agreement or expressly contemplated in this Agreement to be incurred;

            (c) liabilities or obligations of the Company under contracts to which the Company is, or prior to the Closing Date becomes, a party;

            (d) liabilities incurred in the ordinary course of business which, individually or in the aggregate, excluding liabilities referred to in the foregoing clauses (a) through (c), would not have a Material Adverse Effect on the Affiliated Group, taken as a whole; and

            (e) liabilities with respect to Tax matters, which are covered only by the representations and warranties set forth in Section 3.11 hereof.

      3.10 Litigation. Except as set forth in Section 3.10 or 3.12 of the Disclosure Schedule, and except with respect to claims, grievances, arbitrations, actions, suits, investigations or proceedings brought or threatened after May 27, 1998 with respect to matters, facts or circumstances listed or referred to in such Section 3.10 of the Disclosure Schedule, there is no claim, grievance, arbitration, action, suit, investigation or proceeding pending before any Governmental Authority against, or to the knowledge of the Authority or the Company, threatened against the Company or any of its properties (including, without limitation, the licenses described in Section 3.08) which if adversely determined or resolved, could reasonably be expected to result in uninsured liability in excess of $1,000,000 to the Company; provided that representations with respect to Tax matters are covered only by Section
3.11 hereof.

      3.11 Taxes. (i) The Company has filed proper and accurate Tax returns and estimates for all years and periods (and portions thereof) for which any such returns were due and all such returns and estimates were prepared in the manner required by applicable law; (ii) any and all amounts shown on such returns and reports to be due and payable have been paid in full; (iii) the Company has no liability for Taxes, other than Taxes accrued in the ordinary course of business since January 1, 1998, which the Company has paid on a timely basis, and accrued appropriate reserves for Taxes not yet due in 1998 and other than Taxes being contested in good faith the liability for which is properly reserved for in the Financial Statements; (iv) the Company and the Affiliated Group have not incurred and will not incur any liability for Taxes with respect to the Reorganization; (v) there is no action, suit, proceeding, audit or claim now pending, or to the knowledge of the Authority or the Company, proposed, against or with respect to the Company in respect of any Tax payable in respect of periods on or prior to the Closing Date; and (vi) no assessment of any Taxes has been made, or to the knowledge of the Authority or the Company, is contemplated against the Authority or Company or any related trust on the basis of a failure of a qualification or exemption referred to in the last sentence of Section 3.12(c).

      3.12 Employee Benefits/Employment Matters.

            (a) Section 3.12 of the Disclosure Schedule identifies each "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") which is maintained, administered or contributed to by the Company and covers any officer, director, employee or former officer, director or employee of the Company with the exception of (i) the Retirement System and (ii) any disability benefits mandated by the laws of Puerto Rico. Copies of the plans identified in Section 3.12 of the Disclosure Schedule (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been made available to Purchaser together with (i) the most recent annual report, if any, prepared in connection with any such plan (Forms 5500 Series and all Schedules and Exhibits to such reports including, if applicable, Schedule B thereto and Department of Treasury Form 480.70 (OE)) and (ii) the most recent actuarial valuation report, if any, prepared in connection with any such plan which is a "defined benefit plan," as defined in Section 3(35) of ERISA.

Such plans are hereinafter referred to collectively as the "Company Employee Plans". No Company Employee Plan is a multiemployer plan (as defined in Section 3(37) of ERISA) (a "Multiemployer Plan") or a multiple employer plan (described in Section 413(c) of the United States Internal Revenue Code of 1986, as amended (the "Code"))(a "Multiple Employer Plan"). The Company has not, since 1980, participated in or contributed to any Multiemployer Plan or Multiple Employer Plan, and there are no outstanding withdrawal, termination or other liabilities associated with such plans.

            (b) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code or Section 1165(a) of the Puerto Rico Internal Revenue Code of 1994, as amended (the "PR Code") has been determined by the United States Internal Revenue Service and the Puerto Rico Department of the Treasury, respectively, to be so qualified and no event has occurred since the date of such determination that would adversely affect such qualification; each trust created under any such Company Employee Plan is exempt from tax under
Section 501(a) of the Code and Section 1165(a) of the PR Code and has been so exempt during the period from creation to date. The Authority has made available to Purchaser the most recent determination letters of the Internal Revenue Service and Puerto Rico Department of the Treasury relating to each such Company Employee Plan. Notwithstanding that the Company may be characterized as a government agency or instrumentality under Section 3(32) of ERISA, each Company Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA, the Code and the

PR Code, which would be applicable to such Company Employee Plans if the Authority or the Company were not considered governmental agencies or instrumentalities. Except as disclosed in Section 3.12 of the Disclosure Schedule, all required annual reports (Form 5500 Series) for Company Employee Plans have been timely filed. With respect to any reporting deficiency disclosed in Section 3.12, the Company shall file all required annual reports on or before the Closing Date, and the Authority shall pay any penalty (with interest, if applicable) that is assessed with respect to any such filing.

            (c) Section 3.12 of the Disclosure Schedule identifies each employment, director, severance or similar contract, arrangement or policy (exclusive of any such contract which is terminable by the Company within 30 days without liability to the Company and is individually immaterial to the Company), and each material plan or arrangement, including any such plan or arrangement mandated by Puerto Rico or other applicable law, providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, or other forms of incentive compensation or post-retirement insurance, compensation or benefits (including post-retirement medical, life insurance or death benefits) that (i) is not a Company Employee Plan, (ii) is entered into, maintained, or contributed to, as the case may be, by the Company and (iii) covers any employee, director, or former employee or director, of the Company. Such contracts, plans and arrangements, copies or descriptions of all of which previously have been made available to Purchaser, are hereinafter referred to collectively as the "Company Benefit Arrangements". Each Company Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangements. No investigation, audit or review by the Internal Revenue Service ("IRS"), the Department of Labor ("DOL") or the Puerto Rico Treasury Department is currently pending, or to the knowledge of the Authority and Company, is contemplated in which, on one hand, the IRS or DOL, under Section 401(a) or Section 501 of the Code, or the Puerto Rico Treasury Department, under Section 1165(a) of the PR Code, has asserted that any plan intended to be qualified, is not qualified or that any related trust is not exempt.

            (d) Except for any voluntary separation program referred to in
Section 9.03, neither the Closing of this Agreement nor consummation of any related transactions contemplated by this Agreement, including the Reorganization, will trigger any severance or separation pay liabilities, accelerated or increased bonus payments, accelerated vesting of stock options or increased or accelerated payments under any Company Employee Plan or Company Benefit Arrangement.

            (e) Except as set forth in Section 3.12 of the Disclosure Schedule, the Company is in material compliance with all laws, regulations, orders and permits which relate to employment matters or the use of temporary employees, independent contractors and consultants, including, but not limited to, those governing wages, hours, and benefits and those prohibiting discrimination and unfair labor practices.

            (f) Except as set forth in Section 3.10 of the Disclosure Schedule, no litigation or administrative proceeding is pending, or to the knowledge of the Company is threatened (other than with respect to routine claims for benefits in accordance with terms of the Company Employee Plans), by any participants, beneficiaries (including former participants and beneficiaries) or other Persons in connection with the Company Employee Plans or Company Benefit Plan Arrangements.

      3.13 Material Contracts.

            (a) Except for agreements, contracts, plans, leases, arrangements or commitments (x) entered into after May 27, 1998 in compliance with this Agreement or (y) disclosed in Section 3.08, 3.12 or 3.13 of the Disclosure Schedule, the Company is not a party to:

                  (i) any lease that (x) has a remaining term, as of May 27, 1998, of over one year in length of obligation on the part of the Company or which is not terminable by the Company within one year without penalty, and (y) provides for annual rentals of $1,000,000 or more;

                  (ii) any contract for the purchase of materials, supplies, goods, services, equipment or other assets that (x)(A) has a remaining term, as of May 27, 1998, of over one year in length of obligation on the part of the Company or which is not terminable by the Company within one year without penalty, and (B) provides for a payment by the Company in any year of $1,000,000 or more, or (y) provides for aggregate payments by the Company of $2,500,000 or more;

                  (iii) any sales, distribution, services or other similar agreement providing for the sale by the Company of materials, supplies, goods, services, equipment or other assets that (x) has a remaining term, as of May 27, 1998, of over one year in length of obligation on the part of the Company and which is not terminable by the Company within one year without penalty, and (y) provides for a payment to the Company in any year of $1,000,000 or more;

                  (iv) any material partnership, joint venture or other similar contract, arrangement or agreement;

                  (v) any material contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $1,000,000;

                  (vi) any material license agreement, franchise agreement or agreement in respect of similar rights granted to or held by the Company or granted by the Company;

                  (vii) any contract or other document that substantially limits, or may substantially limit, the freedom of the Company to compete in any line of business or with any Person or in any area or which would so limit, or may substantially limit, the freedom of the Company after the Closing Date, or that binds, or may bind, the Company to material exclusive purchase, sales or distribution arrangements;

                  (viii) any material contract relating to the pooling, sharing or division of costs, revenue or income;

                  (ix) any collective bargaining or other material labor agreement; or

                  (x) interconnection, correspondent, settlement, resale or other material telecommunications agreements with telecommunications carriers.

            (b) Each agreement, contract, plan, lease, arrangement and commitment described in Section 3.13(a)(i) through (x) above

(the "Material Contracts") is, except as disclosed in Section 3.13 of the Disclosure Schedule, a valid and binding agreement of the Company and is in full force and effect, and neither the Company nor, to the knowledge of the Authority or the Company, any other party thereto is in default in any material respect under the terms of any such Material Contract.

            (c) Except as disclosed in Section 3.13 of the Disclosure Schedule and except for agreements, contracts, plans, leases, arrangements or commitments entered into after the date of this Agreement in compliance with this Agreement, the Authority is not a party to any contracts or agreements affecting the business of the Company which are material to the business of the Company.

      3.14 Insurance Coverage. Section 3.14 of the Disclosure Schedule lists all material insurance policies and fidelity bonds, currently in effect, covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. There is no material claim by the Company pending under any of such policies or bonds as to which the Company has received notice that coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. The Authority does not know of any threatened termination of, or premium increase with respect to, any of such policies or bonds.

      3.15 Compliance with Laws. The Company has been since January 1, 1995, and is, in material compliance with all applicable provisions of all applicable laws, statutes, ordinances, regulations, orders, permits, authorizations, licenses and any other legal requirements, except: (a) those identified in
Section 3.15 of the Disclosure Schedule; (b) where such noncompliance has been cured; and (c) those relating to Taxes, ERISA and Environmental Laws which are governed by other sections of this Article III.

      3.16 Finders' Fees. Except for Morgan Stanley & Co. Incorporated, whose fees will be paid by the Government Development Bank for Puerto Rico ("GDB"), and the GDB, whose fees shall be paid by the Authority, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Puerto Rico, GDB, the Authority, or the Company who might be entitled to any fee or commission from Purchaser, the Company, or any of their respective affiliates upon consummation of the transactions contemplated herein.

      3.17 Authority Debt. Except for the Authority Debt or as disclosed in
Section 3.13 of the Disclosure Schedule, the Company has no outstanding obligations for borrowed money or any guarantees of any such obligation of any other Person.

      3.18 Environmental Matters.

            (a) Except as set forth in Section 3.18 of the Disclosure Schedule, the Company is in material compliance with all applicable Environmental Laws and permits related to environmental matters. All material permits and other governmental authorizations currently held by the Company pursuant to applicable Environmental Laws are identified in Section 3.18 of the Disclosure Schedule. The permits so identified are all of the material environmental permits required for the current operations and activities of the Company. The Company is in compliance in all material respects with such permits and authorizations, and neither the Reorganization nor the Closing shall result in or permit the termination of, or give rise to any limitation on, any such permit or authorization.

            (b) Except as set forth in Section 3.18 of the Disclosure Schedule, the Company has not received any communication (written or oral), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company is not in compliance with applicable Environmental Laws or environmental permits.

            (c) Except as set forth in Section 3.18 of the Disclosure Schedule, there is no Environmental Claim pending or, to the knowledge of the Authority or the Company, threatened against the Company.

            (d) Except as set forth in Section 3.18 of the Disclosure Schedule, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Regulated Substance that is reasonably likely, to the knowledge of the Authority and the Company, to form the basis of any Environmental Claim against the Company.

            (e) Except as set forth in Section 3.18 of the Disclosure Schedule, the Company has not disposed of or released any Regulated Substances at any off-site location, except in compliance with all applicable Environmental Laws.

            (f) Except as set forth in Section 3.18 of the Disclosure Schedule, the Company has not disposed of or released Regulated Substances on any property owned, operated or leased by the Company, except in compliance with all applicable Environmental Laws.

            (g) Without in any way limiting the generality of the foregoing: (i) all on-site and off-site locations where the Company has since January 1, 1995 stored, disposed or arranged for the disposal of Regulated Substances are identified in Section 3.18 of the Disclosure Schedule; (ii) all underground storage tanks located on property owned, operated or leased by the Company, are identified in Section 3.18 of the Disclosure Schedule 3.18; (iii) except as set forth in Section 3.18 of the Disclosure Schedule, there is no asbestos contained in or forming part of any building, building component, structure or office space owned, operated or leased by the Company except in compliance with applicable Environmental Laws; and (iv) except as set forth in Section 3.18 of the Disclosure Schedule, no polychlorinated biphenyls (PCBs) are used or stored at any property owned, operated or leased by the Company, except in compliance with applicable Environmental Laws.

      3.19 Intellectual Property. Section 3.19 of the Disclosure Schedule lists or identifies all pending or issued registrations of Intellectual Property owned or used by the Company in the Company's business as currently conducted. The Company is the sole and exclusive owner of all such Intellectual Property stated to be owned by it in such Schedule and is not a licensor in respect of any such Intellectual Property or rights or interests therein. The Company owns or possesses adequate licenses or other rights to use all Intellectual Property of any Person required for the Company's business as currently conducted and there are no Liens on such Intellectual Property. Except as set forth in Section 3.19 of the Disclosure Schedule, no claim is pending or, to the knowledge of the Authority or the Company, threatened or contemplated to the effect that (i) the current or past operations of the Company infringe or conflict with the asserted rights of any Person in respect of any Intellectual Property of any Person, or (ii) any Intellectual Property is invalid, unenforceable, or not owned solely and exclusively by the Company (other than rights or licenses in Intellectual Property of any Person as set forth in Section 3.19 of the Disclosure Schedule). No Intellectual Property shall terminate or be amended as a result of the Reorganization or the Closing.

      3.20 Transactions with Affiliates. Except as set forth in Sections 3.12,
3.13 and 3.20 of the Disclosure Schedule, (i) there are no arrangements, contracts or agreements between the Company, on the one hand, and the Authority or the GDB, on the other hand, other than in the ordinary course of business relating to the provision of telecommunications services, (ii) there are no material arrangements, contracts or agreements between the Company, on the one hand, and any of the Puerto Rico Entities, on the other hand, other than those entered into in the ordinary course of business, and (iii) there are no material contracts or agreements between the Company, on the one hand, and the officers, directors or key employees of the Company or the GDB, on the other hand, which in any case under clauses (i), (ii) and (iii) will survive the Closing.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER
                             AND STRATEGIC PURCHASER

      Purchaser and Strategic Purchaser each hereby jointly and severally represent and warrant to the Authority that:

      4.01 Organization and Existence; Capitalization. Each of Purchaser and Strategic Purchaser is a Person duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation. Purchaser's authorized capitalization consists of one hundred (100) units, all of which are owned by the Strategic Purchaser. True and correct copies of the constitutive documents of Purchaser are attached hereto as Schedule 4.01.

      4.02 Corporate Authorization.

            (a) The execution, delivery and performance by each of Purchaser and Strategic Purchaser of this Agreement and the consummation by each of them of the transactions contemplated herein are within the corporate or other powers of each of them and have been duly authorized by all necessary corporate or other action on the part of each of them.

            (b) This Agreement constitutes a valid and binding agreement of each of Purchaser and Strategic Purchaser, enforceable against each in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

      4.03 Governmental Authorization. The execution, delivery and performance by Purchaser and Strategic Purchaser of this Agreement require no action by or in respect of, or filing with, or consent of any Governmental Authority, by Purchaser or Strategic Purchaser other than (i) compliance with any applicable requirements of the HSR Act; (ii) compliance with any applicable requirements of the Communications Act or FCC Rules, including those relating to the transfer of control of the FCC Licenses listed in Section 3.08 of the Disclosure Schedule,

(iii) compliance with any applicable requirements of the Telecommunications Regulatory Board of Puerto Rico; and (iv) compliance with any applicable requirements imposed by the laws, rules or regulations of the Governmental Authorities, as set forth in Section 4.03 of the Disclosure Schedule.

      4.04 Non-Contravention. The execution, delivery and performance by each of Purchaser and Strategic Purchaser of this Agreement do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws or other formation documents of Purchaser and Strategic Purchaser, or (ii) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with any provision of any law, regulation, judgment, injunction, order or decree binding upon Purchaser or Strategic Purchaser or (iii) constitute a default of Purchaser or Strategic Purchaser under any provision of any agreement, contract or other instrument binding upon Purchaser or Strategic Purchaser which would adversely affect the ability of the Purchaser or Strategic Purchaser to meet its obligations hereunder or which would reasonably likely result in any liability to the Authority or the Company. The execution, delivery and performance of this Agreement require no action or filing by the Affiliated Group, the Authority or the Puerto Rico Entities with, nor incurrence of any obligation on the part thereof to, any foreign Governmental Authority having jurisdiction by reason of the status of Purchaser or Strategic Purchaser.

      4.05 Finders' Fees. There is no investment banker, broker, finder or other intermediary acting for or on behalf of Purchaser or Strategic Purchaser or any of Purchaser's or Strategic Purchaser's affiliates, partners, agents or representatives who might be entitled to any fee or commission from the Authority or the Affiliated Group or Puerto Rico or any instrumentality thereof upon consummation of the transactions contemplated herein.

      4.06 Financing. Purchaser has binding commitments from Strategic Purchaser for, and will on the Closing Date have, sufficient funds available to purchase the Purchased Shares, and Strategic Purchaser has entered into the Financing Letter on July 21, 1998. Purchaser and Strategic Purchaser have secured a commitment letter with respect to the Financing in the amount of $1.5 billion.

      4.07 Purchase for Investment. Purchaser is purchasing the Purchased Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof, except as permitted under the Shareholders Agreement in compliance with applicable securities laws.

      4.08 Ability to Complete the Transaction. To the knowledge of Purchaser and Strategic Purchaser, assuming the accuracy of the representations and warranties of the Authority contained in this Agreement, there is no fact or circumstance which might reasonably be expected to result in Purchaser's or Strategic Purchaser's inability to (a) obtain any licenses, authorizations, consents or approvals from third Persons or Governmental Authorities required in order for Purchaser or Strategic Purchaser to consummate the transactions contemplated by this Agreement, (b) comply with any applicable requirements set forth in clauses (i) through (iv) of Section 4.03 hereof, or (c) comply with the conditions set forth in Sections 8.01(b), (c), (d), (e), (f), (g) and (h) and
Section 8.03 of this Agreement.

      4.09 Certain Understandings of Strategic Purchaser and Purchaser. Strategic Purchaser and Purchaser acknowledge that they have had sufficient opportunity to make whatever investigation they have deemed necessary and advisable for purposes of determining whether or not to enter into this Agreement and consummate the transactions contemplated herein, and acknowledge and agree that, except to the extent of the express representations, warranties, agreements and covenants contained in this Agreement, and the agreements entered into in connection herewith, Purchaser and Strategic Purchaser have executed and delivered this Agreement and are consummating the transactions contemplated by this Agreement solely in reliance upon their own investigation and without any other express or implied warranties whatsoever. Strategic Purchaser and Purchaser acknowledge that, except as provided herein (including the Companion Legislation) or the agreements entered into in connection herewith, no representations or warranties are made by the Authority as to any announced or future changes in any Governmental Authority statutes, rules, regulations, programs, plans or constraints (collectively, "Governmental Action") which are or may become applicable to or have an effect upon the businesses, operations, or financial condition of any members of the Affiliated Group.

      4.10 Legal Compliance. Purchaser and Strategic Purchaser each represents that it has complied with the requirements of Article 8(e) of Act No. 54 and each certifies that:

            (a) (i) any tax returns, statements, reports and forms which were required to be filed with any Puerto Rico taxing authority by the Strategic Purchaser, GTE Corporation and its consolidated subsidiaries within the past five years with respect to its activities in Puerto Rico (collectively, the "Returns") have been filed or will be filed on or before the Closing Date in accordance with any applicable laws; (ii) all of such companies have timely paid taxes payable to any Puerto Rico Governmental Authority (including payments in respect of unemployment benefits, workmen's compensation, social security for chauffeurs and withholding of employee taxes), if any, shown as due and payable on the Returns that have been filed; and (iii) there is no action, suit, proceeding, audit or claim now pending or, to the knowledge of Purchaser and Strategic Purchaser, proposed against or with respect to any of such companies in respect of any tax payable to any Puerto Rico Governmental Authority.

            (b) It has not paid and it will not pay any commission or bonus, and it has not granted any direct or indirect financial benefit, to any public official or employee, nor to any former public official or employee, participating in the privatization process while discharging his/her public service duties.

                                    ARTICLE V

                           COVENANTS OF THE AUTHORITY

      The Authority agrees that:

      5.01 Conduct of Business. From May 27, 1998 until the Closing Date, the Authority has caused and shall cause the Affiliated Group to conduct its business in the ordinary course and to use commercially reasonable efforts to maintain or improve its customer service performance levels and to preserve intact its business organization and relationships with customers and other third parties, to the extent the officers of the Affiliated Group deem such preservation to be in the best interests of the Affiliated Group. Notwithstanding the foregoing, from May 27, 1998 until the Closing Date, except as contemplated in this

Agreement (including but not limited to the Reorganization) or the Capital Budget or the Final Budget, or except with the written consent of Purchaser, which consent will not be unreasonably withheld (which consent will be deemed given upon approval by Purchaser of the request-for-bid-package to be promulgated by the Affiliated Group with respect to contracts subject to applicable procurement laws, rules or regulations), the Authority will not permit any of the members of the Affiliated Group to:

            (a) adopt or propose any change in its certificate of incorporation or bylaws;

            (b) acquire a material amount of assets other than pursuant to existing contracts or commitments or as permitted pursuant to this Section 5.01;

            (c) sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments, (ii) in the ordinary course of business not to exceed $1,000,000 in any single transaction or series of related transactions or $7,000,000 in the aggregate in any calendar quarter, or (iii) in connection with the Reorganization or pursuant to Section 5.05 hereof;

            (d) except as to agreements required to be entered into, amended or modified, by applicable laws, regulations or decrees, (i) enter into, terminate or materially amend (x) the Indenture or (y) any Material Contract or any other arrangement or contract (other than Material Contracts or other arrangements or contracts for the sale of telecommunication services in the ordinary course of business consistent with past practice) not terminable on less than 180 days' notice or requiring the payment by any Person of more than $1,000,000 individually or in a series of related transactions or $7,000,000 in the aggregate in any calendar quarter or (ii) enter into, renew or extend any contract heretofore identified in writing by Strategic Purchaser to the Authority or enter into any new consulting contract providing for compensation in excess of $1 million;

            (e) (i) except as to agreements required to be entered into, amended, modified or extended by applicable laws, regulations or decrees, enter into any, or extend or amend or modify in any material respect any interconnection, correspondent, settlement, resale or other material telecommunications agreements with telecommunications carriers including any interconnection or sales agreement between the New Company and the Operating Subsidiary; provided that, the Company shall provide notice to Purchaser prior to entering into any such material agreements, or (ii) engage in the provision of interstate or international telecommunications services into and from Puerto Rico;

            (f) enter into or extend the maturity date of any agreement for borrowed money or declare, pay or set aside funds for the payment of dividends or other distributions in respect of the Company's capital stock (other than the Dividend Amount) not required by the Indenture, or voluntarily fail to make any material investment or reserve equivalent funds to make the material investments provided for in the Capital Budget (other than any investment identified by Strategic Purchaser in writing on or prior to May 27, 1998) unless such investment is not permitted by the Indenture;

            (g) enter into, terminate or materially amend any collective bargaining agreement or other agreements concerning one or more classes of employees, including the Company Benefit Arrangements;

            (h) forgive liabilities or debts of or make any gift or donation or other charitable or political contribution to the Puerto Rico Entities of more than $500,000 in the aggregate other than with respect to charitable contributions, donations or gifts as provided in the Capital Budget or in the ordinary course of business consistent with past practice;

            (i) except as required by applicable law, regulation or decree, make a material adverse change in the Company's tariffs offered to the public generally for the provision of wireline residential or business local or intra-island long distance service;

            (j) increase the net number of full time employees of the Affiliated Group more than 2% above the number of full time employees of the Affiliated Group on May 27, 1998 or increase substantially the number of temporary employees or independent contractors used by the Company as of May 27, 1998;

            (k) change the collection or payment policies or procedures with respect to accounts receivable or payable; or fail to use commercially reasonable efforts to collect accounts receivable and pay accounts payable in the ordinary course of business consistent with past practice;

            (l) enter into, extend, amend or modify in any material respect any agreement relating to (i) the development of the network for the PCS license recently acquired by the Company, or (ii) reconfiguring or upgrading (other than ordinary maintenance) of the network operations center of the Company;

            (m) enter into, extend, amend or modify in any material respect any agreement relating to new or major upgrades

(other than ordinary maintenance) to management information systems, network operating systems and network support systems, in each case which are material to the operations of the business;

            (n) enter into, renew, extend, amend or modify, in any material respect, consulting agreements in excess of $250,000 relating to consulting services with respect to the provision of telecommunications services by the Company;

            (o) purchase switches, network equipment, or new products or technologies which are material to the operation of the Company's network other than from existing suppliers or from suppliers providing equipment, products or technologies compatible with the Company's existing equipment, products or technologies or other than purchases of commodities or services which are not material to the Company's operations or pursuant to purchase orders cancelable on notice of 180 days or less;

            (p) fail to use commercially reasonable efforts to (i) implement A and B Priority Year 2000 testing and compliance work on or prior to December 31, 1998, (ii) complete other material steps necessary to complete the Company's Year 2000 compliance plan and (iii) retain key employees necessary to complete the foregoing work;

            (q) fail to renew or replace, or permit to lapse before the Closing Date, any material insurance policy with substantially the same coverage as currently held by the Company;

            (r) fail to enter into a lease agreement providing for rental and other terms on fair market terms with the relevant Puerto Rico Entity for the continued placement of the Company's equipment located on the property of such Puerto Rico Entity, whether or not the Company already has a use permit authorizing it to locate such equipment on the property of such Puerto Rico Entity;

            (s) agree or commit to do any of the foregoing; or

            (t) take or agree or commit to take any action (nor will the Authority permit the Affiliated Group to take or agree to take any such action) that would make any representation and warranty of the Authority hereunder (whether or not relating specifically to May 27, 1998 or any other date other than with respect to facts or circumstances occurring after May 27, 1998 permitted by this Agreement to occur after May 27, 1998) inaccurate in any material respect at, or as of any time prior to, the Closing Date, or that hinders or prevents the performance by the Authority of any of its obligations under this Agreement; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled to take any actions with respect to those matters listed in Section 10.01 of the Disclosure Schedule, including settlement thereof through payment of monetary damages prior to Closing, other than those actions that would have a Material Adverse Effect on the Affiliated Group, taken as a whole.

      5.02 Access to Information. From May 27, 1998 until the Closing Date, the Authority will (a) give, and will cause the Company to give, Purchaser, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Affiliated Group, to the extent that such access would not violate the terms of any agreement to which the Authority or the Affiliated Group is bound or any applicable law, order or regulation, (b) furnish, and will cause the Affiliated Group to furnish, to Purchaser, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Affiliated Group as such Persons may reasonably request and (c) instruct the employees, counsel and financial advisors of the Authority and the Company to cooperate with Purchaser in its investigation of the Affiliated Group, and to the extent permitted by law, consult with Purchaser and its employees and advisors with respect to the business and affairs of the Company. Notwithstanding the foregoing, the Authority will not be required to provide Purchaser access to information if doing so would effectively waive any attorney-client or attorney work product privilege.

      5.03 Notices of Certain Events. The Authority shall notify Purchaser (promptly as to (a), (b) and (c) and not less than once each thirty day period after the date of execution hereof as to (d)) of:

            (a) any material notice or other communication from any Person (other than those specified in Section 2.03 or 3.03) alleging that the consent of such Person is or may be required in connection with the transactions contemplated herein;

            (b) any material notice or other communication from any Governmental Authority in connection with the transactions contemplated herein;

            (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving the Authority or the Affiliated Group which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section
3.10 or which materially relate to the consummation of the transactions contemplated herein; and

            (d) any fact, action or circumstance that would require disclosure under this Agreement if existing as of May 27, 1998.

      5.04 Release of the Authority Debt. At the Closing, substantially simultaneously with the receipt of the Dividend Amount and prior to or simultaneously with the receipt of the Purchase Price, the Authority shall cause the Affiliated Group to be released from any and all obligations, covenants and Liens arising out of the Authority Debt.

      5.05 No Solicitation; Competing Transactions.

            (a) From the date hereof until the earlier of (i) the Closing, or
(ii) the date this Agreement shall terminate in accordance with its terms (the "Non-Solicitation Period"), neither the members of the Affiliated Group nor the Authority nor Company Representatives nor representatives of the Authority acting on the authorization of the Authority shall, directly or indirectly, solicit or initiate discussions with any Person or group (other than the Purchaser Group) concerning, or make any public announcements inviting or seeking, any proposal (an "Acquisition Proposal") for a merger, sale of all or any significant portion of the assets of, sale of at least 20% of the shares of capital stock of, recapitalization or other business combination transactions involving the Authority or the Affiliated Group, excluding (x) the Reorganization or the transactions contemplated hereby with the Affiliated Group, or (y) any transaction solely involving its ownership interests in Telefonica Larga Distancia de Puerto Rico, Inc. ("TLD") and/or Telecomunicaciones Ultramarinas de Puerto Rico, Inc. (a "Competing Transaction"). The Authority further agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Competing Transaction; and the Authority will instruct the respective officers, directors, employees, advisors, affiliates, counsel and agents of the Affiliated Group (collectively, the "Company Representatives") not to take any action contrary to the provisions of the previous sentence; provided, however, that the Authority and Company Representatives shall not be prohibited from entering into any negotiations (or entering into an agreement resulting from such negotiations) which were not so solicited or initiated.

            (b) The Negotiating Committee may recommend to the Company or the Authority acceptance of a Competing Transaction only if it has disclosed the terms thereof to Purchaser at least five (5) business days prior to making such recommendation and if it concludes in its sole judgment that such Competing Transaction has a reasonable likelihood of being completed, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making the Acquisition Proposal. The Company agrees that if, during the Non-Solicitation Period, but only after receipt of all Act No. 54 Approvals, either Company Representatives or representatives of the Authority, in either instance if acting under due authorization of the Authority, or the Authority negotiates with any Person other than the Purchaser Group regarding, or enter into any agreement with any Person other than the Purchaser Group relating to, a Competing Transaction, and during the Non-Solicitation Period or within one (1) year after the date hereof, the Authority or the Company consummates a transaction of a kind that would constitute a Competing Transaction with any other Person other than the Purchaser Group, and the Closing hereunder has not occurred, then the Authority and the Company shall be jointly and severally liable to pay to Purchaser, as liquidated damages (and not as a penalty), and as Purchaser and Strategic Purchaser's sole right and remedy under this Agreement or any documents executed and delivered in connection herewith, other than the Financing Letter, to compensate Purchaser for the effort and expense which Purchaser will be expending in entering into and performing this Agreement and for its lost opportunity, the sum of $25,000,000, which shall be paid contemporaneously with consummation of the Competing Transaction.

      5.06 Interim Actions by Authority. Between May 27, 1998 and the Closing Date, the Authority shall comply with, and shall not take any action prohibited by, the provisions of Section 2.3 of the Non-Competition Agreement or pay, settle, or compromise any such claim or demand relating thereto without the prior written consent of the Strategic Purchaser, which may be withheld in its sole discretion.

                                   ARTICLE VI

                 COVENANTS OF PURCHASER AND STRATEGIC PURCHASER

      Each of the Purchaser and Strategic Purchaser covenants and agrees that:

      6.01 Confidentiality. Prior to the Closing Date, the Purchaser Group will comply with the provisions of the Confidentiality Agreement; provided, however, that prior to the Closing Date, Purchaser Group may: (i) engage in discussions with representatives of the labor unions representing the employees of the Company; (ii) engage in discussions with and provide information to, any Governmental Authority, including the Puerto Rico Telecommunications Regulatory Board, to the extent required for the purpose of obtaining any required approvals by a

Governmental Authority for the transactions contemplated herein; (iii) in response to a request therefor, appear before any committee of the Puerto Rico Legislature to discuss its participation in the transactions contemplated herein; (iv) provide such information and in such form as is required in the judgment of its counsel under applicable securities laws; and (v) after prior consultation with the GDB and subject to Section 7.04 below, issue press releases concerning its participation in the transactions contemplated herein. For five years after May 27, 1998, the Purchaser Group will comply with the provisions of paragraphs 1 and 3 of the Confidentiality Agreement and until September 16, 2000, the Purchaser will comply with the provisions of paragraph 7 of the Confidentiality Agreement.

      6.02 Access. Purchaser will cause the Affiliated Group, on and after the Closing Date, to afford promptly to the Authority and any other Puerto Rico Entities and their agents reasonable access to the properties, books, records, officers, employees and auditors of the Affiliated Group with respect to periods ending before or on the Closing Date, and to the extent required by law or in connection with any indemnification obligations of the Authority in this Agreement or any document executed in connection herewith, with respect to the period after the Closing Date.

      6.03 Notice of Certain Events. Purchaser shall promptly notify the Authority of:

            (a) any material notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated herein;

            (b) any material notice or other communication from any Governmental Authority in connection with the transactions contemplated herein; and

            (c) any material notice or other communication from any Person alleging Purchaser's or Strategic Purchaser's inability to consummate the transactions contemplated herein.

      6.04 Conduct. Without the consent of the Authority, neither Purchaser nor Strategic Purchaser will take or agree to commit to take any action that would make the representations and warranties of Purchaser and Strategic Purchaser (whether or not related specifically to May 27, 1998 or any other date) inaccurate in any material respect at, or as of any time prior to the Closing Date or that hinders or prevents the performance by the Purchaser or Strategic Purchaser of any of its obligations under this Agreement.

      6.05 Other Purchasers.

            (a) It is contemplated that (i) at the Closing, at Purchaser's election, the Authority shall directly sell and transfer 6.0% of the New Company Shares to Popular, Inc. in lieu of transferring such Purchaser Shares to Purchaser, it being understood that at the Closing Popular shall contribute one percent (1%) of the New Company Shares as provided in Section 1.03(g), or shall purchase 5.0% of the New Company Shares and contribute $8.7 million as provided in Section 1.03(g) and (ii) up to 5.0% of the New Company Shares will be sold by the New Company promptly after, but not later than six (6) months after, the Closing Date to other Person or Persons, which may consist of or include Popular, Inc. (collectively, with Popular, Inc., the "Minority Partners") at a price not less favorable to the Minority Partner per New Company Share than paid by Purchaser for the Purchased Shares on the Closing Date; provided, that, each Minority Partner
(x) shall deliver to the Authority (or the New Company, as applicable), the purchase price for the New Company Shares it is to acquire in immediately available funds by wire transfer to the account designated by the Authority (or the New Company, as applicable) not less than 3 business days prior to the date of purchase, and (y) shall execute and deliver the Shareholders Agreement and the Non-Competition Agreement. The terms, conditions and method of sale of such New Company Shares to such other Persons shall be subject to the approval of the Authority, which approval shall not be unreasonably withheld, provided, that, in any event Popular, Inc. shall be an acceptable Minority Partner. The Authority shall use its commercially reasonable efforts to cause the Company to cooperate in the closing of offering of Shares to Minority Partners promptly after the Closing Date.

            (b) It is understood and agreed that neither Popular, Inc. nor any other Minority Partner shall be a party to this Agreement and neither Popular, Inc. nor any other Minority Partner shall be entitled to bring any independent or direct action or claim against the Authority or any Puerto Rico Entity relating to this Agreement or the transactions contemplated hereby (other than the Shareholders Agreement), except for claims arising for breaches of the Authority's representations in Article II hereof. Popular, Inc. shall be deemed to have relied upon the representations, warranties and covenants of the Authority to Purchaser hereunder in purchasing the New Company Shares to be purchased by it from the Authority as if such representations, warranties and covenants were made directly to it. Purchaser shall be entitled to bring (x) an action or claim on its behalf based on any breach of a representation or warranty of the Authority in Article II relating to Shares owned by Purchaser and (y) all actions and claims on behalf of the Purchaser Group based on any breach of a representation, warranty, covenant or agreement other than a breach of a representation or warranty in Article II.

      6.06 Discount For Educational Institutions. The Purchaser shall, from and after the Closing Date and until the date which is the fifth anniversary of the receipt of the FCC Final Order, cause the New Company to provide to non-profit secondary (grades 7th to 12th) and post-secondary educational institutions in Puerto Rico access to the Internet at a discount of 35% of the average price for such service offered to the Company's other customers.

      6.07 Telephone Tariffs. The Purchaser shall cause the New Company not to increase the tariffs for basic residential service for three (3) years after the Closing Date, unless the New Company is required to do so pursuant to applicable law.

      6.08 Transfer of Shares. Notwithstanding anything to the contrary provided in this Agreement, each of Purchaser and Strategic Purchaser agrees that it will neither take, nor fail to take, any action nor transfer Shares to any Person, if such action or omission or such Person's ownership of Shares would delay or impede the issuance or approval of the consents, actions, waivers or conditions required pursuant to Section 8.01 of this Agreement.

                                   ARTICLE VII

                            COVENANTS OF THE PARTIES

      The parties hereto agree that:

      7.01 Satisfaction of Closing Conditions. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable, under applicable laws and regulations to consummate the transactions contemplated herein, including but not limited to arranging and closing the Financing, but subject to the conditions contained in
Article VIII hereof. The Authority, Strategic Purchaser and Purchaser each agree, and the Authority, prior to the Closing, and Purchaser and Strategic Purchaser, after the Closing, agree to cause the Affiliated Group to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate the transactions contemplated hereby.

      7.02 Certain Filings. The Authority, Strategic Purchaser and Purchaser shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated herein, (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers including, without limitation, any such matters required under the Communications Act, FCC Rules and the HSR Act, (c) in promptly opposing any modification or revocation of the Act No. 54 Approval and the Companion Legislation and (d) in seeking the approval of the Other Legislation.

      7.03 Execution of Agreements. The parties shall execute and deliver at the Closing, and Purchaser shall use commercially reasonable efforts to cause Popular, Inc. (and prior to any sale to the other Minority Partners, such other Minority Partners) to so execute and deliver (to the extent it is contemplated that they will be parties thereto) the documents and agreements referred to in Sections 8.01(h), 8.02(j), 8.02(m), 8.02(n) and 8.03(e) below.

      7.04 Public Announcements. Except as otherwise required by law, the Authority and Purchaser Group shall: (a) prior to issuance of any press release relating to the transactions contemplated by this Agreement, submit such press release to the other parties, and obtain the approval thereof, which approval shall not be unreasonably withheld; and (b) use best efforts to characterize the other parties, in any other public statements made by the party making such statement about the other parties, on substantially the same basis as in any press release made by the party making such statement.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

      8.01 Conditions to the Obligations of Each Party. The obligations of the parties to consummate the Closing are subject to the satisfaction, or waiver subject to Section 12.03 below, of the following conditions:

            (a) Purchaser and Strategic Purchaser shall have received a Certification, if required, to provide telecommunication services in Puerto Rico from the Puerto Rico

Telecommunications Regulatory Board (the "Board"); provided that Purchaser's obligations shall be subject to the further condition that (i) no materially burdensome conditions or limitations shall have been imposed, whether by order, decree or regulation, in connection therewith on the Strategic Purchaser (in the reasonable judgment of the Strategic Purchaser) or (ii) no conditions or limitations shall be imposed that would reasonably be likely to have a Material Adverse Effect on the Affiliated Group. For the purposes of this Section 8.01(b), a Certification of the Puerto Rico Telecommunications Regulatory Board shall mean an order no longer subject to an appeal of a court or reconsideration by the Board or which can not be unilaterally modified by the Board;

            (b) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired; provided that, Purchaser's obligations shall be subject to the further condition that (i) no materially burdensome conditions or limitations shall have been imposed in connection therewith on the Strategic Purchaser (in the reasonable judgment of Strategic Purchaser) or (ii) no conditions or limitations shall be imposed that would reasonably be likely to have a Material Adverse Effect on the Affiliated Group;

            (c) No other provision of any applicable law or regulation and no judgment, injunction, order or decree, shall prohibit the consummation of the Closing;

            (d) All actions or filings under the Communications Act required to permit the consummation of the Closing, including but not limited to FCC approval, shall have been obtained or made and not revoked or suspended. Such FCC approval shall be a Final Order provided that Purchaser's obligations shall be subject to the further condition that such Final Order shall neither (i) require or be conditioned upon Strategic Purchaser's, its parent's or any of their affiliates' agreement to or compliance with any term, condition or restriction that would have a Material Adverse Effect on the business or results of operations of the Affiliated Group nor (ii) impose any term, condition or restriction on the business or operations of GTE Corporation or its affiliates (other than the Affiliated Group) or result in any waiver of rights asserted by any of the foregoing;

            (e) All actions by or in respect of the applicable laws, rules and regulations of any Governmental Authority having jurisdiction over the transactions contemplated in this Agreement shall have been taken; provided that
(i) Purchaser's obligations shall be subject to the further condition that (x) no materially burdensome conditions or limitations shall have been imposed in connection therewith on the Strategic Purchaser (in the reasonable judgment of Strategic Purchaser) or (y) no conditions or limitations shall be imposed that would have a Material Adverse Effect on the Affiliated Group, and (ii) the only actions by a Puerto Rico Governmental Authority which shall affect the Authority's obligations are listed in Section 2.03(i), (iv) and (v);

            (f) Approval by any other applicable Governmental Authority shall have been obtained and not revoked or suspended; provided that (i) Purchaser's obligations shall be subject to the further condition that (x) no materially burdensome conditions or limitations shall have been imposed in connection therewith on the Strategic Purchaser (in the reasonable judgment of Strategic Purchaser) or (y) no conditions or limitations shall be imposed that would have a Material Adverse Effect on the Affiliated

Group, and (ii) the only actions by a Puerto Rico Governmental Authority which shall affect the Authority's obligations are listed in Section 2.03(i), (iv) and
(v);

            (g) The Management Agreement, the Technology Transfer Agreement and the Option Agreement shall have been executed and delivered by the other parties thereto; and

            (h) The payment of the Dividend Amount shall have been consummated;

      8.02 Conditions to Obligations of Purchaser and Strategic Purchaser. The obligation of Purchaser and Strategic Purchaser to consummate the Closing is subject to the satisfaction of the following further conditions:

            (a) (i) The Authority shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of the Authority contained in this Agreement and in any certificate or other writing delivered by the Authority pursuant hereto shall be true without reference to any exception for failure to have a Material Adverse Effect at and as of May 27, 1998 and at and as of the Closing Date, as if made at and as of such time (except for changes in facts and circumstances after May 27, 1998 permitted by this Agreement to occur after May 27, 1998), unless any misrepresentation or breach of any warranty, or the cumulative effect of all such misrepresentations and breaches of warranties, does not have a Material Adverse Effect on the Affiliated Group, and (iii) Purchaser shall have received a certificate signed by the Executive Director of the Authority to the foregoing effect;

            (b) Purchaser shall have received one or more opinions of counsel to the Authority, dated the Closing Date, reasonably satisfactory to the Purchaser. In rendering such opinions, such counsel may rely upon certificates of public officers as to matters governed by the laws of jurisdictions other than Puerto Rico or the federal laws of the United States of America, and upon opinions of counsel reasonably satisfactory to Purchaser, copies of which opinions shall be contemporaneously delivered to Purchaser, and as to matters of fact, upon certificates of officers of the Authority and the Affiliated Group;

            (c) Purchaser shall have received all documents it may reasonably request relating to the existence of the Authority and the Affiliated Group and the authority of the Authority to execute, deliver and consummate this Agreement, all in form and substance reasonably satisfactory to Purchaser;

            (d) Evidence reasonably satisfactory to Purchaser that the Authority has complied with Section 5.04;

            (e) Since the Balance Sheet Date, there shall have occurred no Material Adverse Change in the Affiliated Group, taken as a whole, other than changes (i) permitted by this Agreement, (ii) occurring prior to May 27, 1998 disclosed in Section 3.06 of Disclosure Schedule, and (iii) in the Affiliated Group arising from any strike, labor disturbance or work stoppage by employees of the Affiliated Group between May 27, 1998 and July 21, 1998.

            (f) No action, suit or proceeding having a reasonable likelihood of success shall have been commenced by any Governmental Authority or third party, seeking to obtain from the Purchaser, Strategic Purchaser or the Affiliated Group in connection with the transactions contemplated hereby any damages that are material in relation to the Affiliated Group or require Purchaser or Strategic Purchaser to divest any material portion of the assets of either of them, their affiliates or the Affiliated Group;

            (g) The Authority shall have delivered to Purchaser a certificate of good standing for each member of the Affiliated Group issued by the jurisdiction of its incorporation. Such certificate of good standing shall be dated no more than ten (10) business days prior to the Closing Date;

            (h) The New Company shall have received resignations of each of the directors of each company in the Affiliated Group requested by Purchaser;

            (i) The Authority shall have (i) assigned to the New Company its rights under the agreements listed in Section 8.02(i) of the Disclosure Schedule and (ii) agreed in writing to enforce strictly the confidentiality agreements entered into in connection with the sale of the Affiliated Group for the benefit of the New Company, and assigned to the Company the right to receive any damages collected by the Authority with respect thereto;

            (j) The Authority shall have delivered to the Purchaser Group, the Payment Bonds of the GDB and Guarantees of GDB Newco if GDB Newco is formed, in substantially the forms attached hereto as Exhibits A, B and C-1 and C-2 hereto;

            (k) The Reorganization shall be consummated on a basis which has not resulted in and will not result in any liability for any Tax to the Affiliated Group, except for such Taxes which have been paid by the Authority or for which the Authority has given a complete and unconditional indemnity, and the Revenue Ruling shall have been obtained;

            (l) (i) Subject to any applicable contribution and deduction limits under the Code and the PR Code, the Authority shall have caused three percent (3%) of the issued and outstanding shares of the New Company on the Closing Date to be contributed to a stock bonus plan or an employee stock ownership plan and trust. The Authority and the Strategic Purchaser shall agree prior to the Closing Date on a form of stock bonus plan or employee stock ownership plan and trust that meets the following specifications:
(i) it satisfies the applicable requirements of Title I of ERISA, (ii) it qualifies for favorable tax treatment under the PR Code, (iii) if practicable, it qualifies for favorable tax treatment under Section 401(a) of the U.S. Internal Revenue Code, (iv) it provides that the Affiliated Group may terminate the employee stock ownership plan and distribute the New Company Shares (or an equivalent amount of cash) to the participants at any time after the New Company Shares have been fully allocated to participants and all participants' accounts have become fully vested, and (v) it contains other terms and conditions specified by the Strategic Purchaser and consented to by the Authority, which shall not unreasonably withhold its consent. To the extent that any portion of the contribution described in the preceding sentence cannot be made to the plan on or before the Closing Date as a result of any applicable contribution and deduction limits under the Code or the PR Code, the Authority shall cause such portion of the contribution to be made to the plan as soon as practicable, subject to the applicable limits under the Code and the PR Code;

            (ii) The Authority shall have offered to sell at the Closing three percent (3%) of the issued and outstanding shares of the New Company to an employee stock ownership plan and trust or other trust or entity reasonably acceptable to Purchaser for the benefit of the Company's employees for an amount per Share equal to the per Share equivalent of the Purchase Price;

            (m) The Authority shall have executed and delivered to the Purchaser the Non-Competition Agreement and the Shareholders Agreement;

            (n) The Authority or GDB Newco shall have executed and delivered the Escrow Agreement;

            (o) The Act No. 54 Approval shall not have been revoked or modified in any material respect; and

            (p) The Companion Legislation shall not have been revoked or suspended.

      8.03 Conditions to Obligation of the Authority. The obligation of the Authority to consummate the Closing is subject to the satisfaction of the following further conditions:

            (a) (i) Purchaser and Strategic Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Purchaser and Strategic Purchaser contained in this Agreement and in any certificate or other writing delivered by Purchaser pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such time and (iii) the Authority shall have received a certificate signed by the President of Purchaser and Strategic Purchaser to the foregoing effect;

            (b) The Authority shall have received an opinion of counsel to Purchaser and Strategic Purchaser, dated the Closing Date, reasonably satisfactory to the Authority. In rendering such opinion, such counsel may rely upon certificates of public officers as to matters governed by the laws of jurisdictions other than Puerto Rico, New York and corporate laws of Delaware or the federal laws of the United States of America, and upon opinions of counsel reasonably satisfactory to the Authority, copies of which shall be contemporaneously delivered to the Authority, and as to matters of fact, upon certificates of officers of Purchaser and Strategic Purchaser;

            (c) The Authority shall have received all documents it may reasonably request relating to the existence of Strategic Purchaser and Purchaser and the authority of Strategic Purchaser and Purchaser to execute, deliver and consummate this Agreement, all in form and substance reasonably satisfactory to the Authority;

            (d) Since December 31, 1997 (or, with respect to the Purchaser, such later date as the Purchaser shall have been organized), there shall have occurred no Material Adverse Change in Purchaser or Strategic Purchaser other than as a result of obligations incurred hereunder or in connection with the Financing; and

            (e) The members of the Purchaser Group who directly or indirectly acquire Shares on the Closing Date shall have executed and delivered to the Authority the Non-Competition Agreement and the Shareholders Agreement.

                                   ARTICLE IX

                                EMPLOYEE BENEFITS

      9.01 Retirement Benefits of Company Employees.

            (a) Retirement Benefits of Company Employees that Participate in the Retirement System.

                  (i) Certain Company employees participate on the date of this Agreement in the Retirement System (the "Retirement System Participants"). The Retirement System will remain solely liable for and responsible for the payment of all benefits of Retirement System Participants under the Retirement System based on service, compensation and applicable contributions accrued under the Retirement System by such Retirement System Participants as of the Closing Date, which benefits shall be paid solely from assets of the Retirement System. No assets will be transferred from the Affiliated Group to the Retirement System to pay any such liabilities. Effective as of the Closing Date, the Retirement System shall permit any Retirement System Participant whose employer-provided retirement benefit has not vested to receive a refund of the Retirement System Participant's contributions to the Retirement System in accordance with the terms of the Retirement System for such refunds.

                  (ii) From and after the Closing Date and through the Benefits Maintenance Period (as hereinafter defined), the Retirement System Participants shall participate in either the Retirement Plan for Salaried Employees of Puerto Rico Telephone Company (the "Salaried Plan") or The Puerto Rico Telephone Company Pension Plan for Hourly Employees (the "Hourly Plan"), each as amended from time to time in accordance with this Agreement or applicable law (such plan or plans hereinafter referred to as the "Replacement Plan"). The Affiliated Group shall designate whether each Retirement System participant shall participate in the Salaried Plan or the Hourly Plan. Each Retirement System Participant's service with the Company, and its predecessor, prior to the Closing Date will be recognized under the Replacement Plan for purposes of eligibility (including eligibility for early retirement, subsidized early retirement and death benefits), vesting and benefit accrual to the same extent as such service was recognized for the corresponding purpose under the Retirement System. In addition, in the case of any Retirement System Participant who was not vested on the Closing Date, the Replacement Plan shall recognize the Retirement System Participant's service in accordance with the preceding sentence as if he or she had been vested on the Closing Date. The Replacement Plan shall calculate an "Offset Amount" for each Retirement System Participant, which shall be based on the greater of (i) the benefit that the Retirement System Participant had accrued under the Retirement System at the Closing Date, or (ii) such benefit adjusted to include cost-of-living increases or other improvements applicable to Retirement System Participants under the Retirement System after the Closing Date which calculation shall be confirmed by the Retirement System's then current actuary. The Offset Amount shall be expressed as a single-life annuity commencing at age 65 (regardless of whether the Retirement System Participant's benefit under the Retirement System actually commences at that time or is paid in that form), determined without regard to any reduction for Social Security or other benefits as provided under the terms of the Retirement System, and without any reduction for prior payments under the Retirement System. In the case of any Retirement System Participant who was not vested on the Closing Date, the Offset Amount shall be based on the amount of the Retirement System Participant's contributions with interest accrued through the Closing Date converted to an equivalent single-life annuity commencing at age 65. The Replacement Plan shall calculate the gross amount (before any reduction for Social Security or other benefits) of each Retirement System Participant's accrued benefit payable under the Replacement Plan as a single-life annuity commencing at age 65, and then shall reduce the Retirement System

Participant's gross benefit under the Replacement Plan by the Offset Amount attributable to the Retirement System benefit. The Replacement Plan shall apply any actuarial adjustment to reflect the time or form of payment under the Replacement Plan to the Retirement System Participant's net benefit determined after the Offset Amount has been subtracted. The Replacement Plan shall use a comparable procedure to calculate any disability, survivor or death benefit payable on behalf of a Retirement System Participant under the Replacement Plan. The Authority shall promptly provide any information that the Affiliated Group shall reasonably request in order to determine the Offset Amount. The administrator of the Replacement Plan shall have discretionary authority to adjust the net benefit provided under the Replacement Plan to reflect the intent of the offset provision described in this Section 9.01(a)(ii); and the administrator's determination of the benefit under the Replacement Plan for any Retirement System Participant shall be final and binding on all parties (subject to the regular benefit claims procedure under the Replacement Plan). No period of service or compensation by any current Retirement System Participant with the Affiliated Group after the Closing Date shall be taken into account for purposes of determining the retirement benefits available under the Retirement System.

                  (iii) Neither Puerto Rico, the Authority nor any Puerto Rico Governmental Authority will be liable for any claim by a Retirement System Participant regarding any alleged noncompliance with the terms and conditions of the Replacement Plan.

                  (iv) The Authority shall indemnify the Affiliated Group and Purchaser for any liability that exists or may arise under the Retirement System or as a consequence of the transfer of a Retirement System Participant to the Replacement Plan.

            (b) Benefits of Company Employees Under Other Plans

                  (i) The Company currently maintains four retirement plans: the Salaried Plan, the Hourly Plan, the Puerto Rico Telephone Company Lump Sum Retirement Plan (the "Lump Sum Plan") and the Puerto Rico Telephone Company Supplemental Retirement Plan (the "Supplemental Plan" and all of such plans, collectively, the "Plans"). The Company also maintains the Dependents Benefits Plan of the Puerto Rico Telephone Company (the "Dependent Plan").

                  (ii) The Affiliated Group will maintain the Salaried Plan and the Hourly Plan for the period commencing on the Closing Date and ending on the first anniversary of the Closing Date or, with respect to any collectively bargained plan, the expiration of the applicable collective bargaining agreement, whichever is earlier (the "Benefits Maintenance Period"). During the Benefits Maintenance Period, the Affiliated Group will provide to the active employees (including employees on authorized leave of absence, military service or layoff with recall rights) of the Affiliated Group who remain employees thereof immediately after the Closing Date and who on the Closing Date participated in such plans (the "Participating Employees"), benefits and entitlements under the Salaried Plan and the Hourly Plan which are identical to or more favorable than the benefits such Participating Employees were entitled to under the terms of the Salaried Plan and the Hourly Plan as such plans were in effect immediately preceding the Closing Date; provided, however, that the Affiliated Group shall not be required to preserve any benefit that would violate any tax qualification provision that is applicable to such plan under Section 401(a) of the Code or Section 1165(a) of the PR Code.

                  (iii) During the Benefits Maintenance Period, the Affiliated Group will maintain without amendment except as set forth below the Dependent Plan, the Lump Sum Plan and the Supplemental Plan. The Affiliated Group may amend the Supplemental Plan and the Lump Sum Plan to freeze the accrual of benefits after the Closing Date but, during the Benefits Maintenance Period, must continue to maintain, fund and pay benefits under such plans as required under the terms of the Supplemental Plan and the Lump Sum Plan and to comply with provisions of applicable laws, regulations and orders.

                  (iv) (A) During the Benefits Maintenance Period, the Affiliated Group will maintain without amendment the post-retirement health insurance program for the benefits of all employees who retired on or before the Closing Date based on the programs maintained by the New Company immediately preceding the Closing Date.

                        (B) After the Benefits Maintenance Period and until the fifth anniversary of the Closing Date, the Affiliated Group will maintain a post-retirement health insurance program for employees of the Affiliated Group.

                  (v) After the expiration of the Benefits Maintenance Period, the Purchaser, Strategic Purchaser and Affiliated Group shall have the right to amend or terminate any plan described in this subsection (b) other than as set forth in Section 9.01(b)(iv)(B) above, in any manner permitted by applicable law.

                  (vi) Nothing in the post-retirement health plans (including summary descriptions) prevents payment of benefits on the basis that Medicare is the primary coverage.

      9.02 Involuntary Termination of Employees. Purchaser agrees that the Company will not make any involuntary termination, except for Cause, of any employees employed on May 27, 1998. For purposes of this Article 9.02, "Cause" shall mean (i) for non-union employees, as such term is defined in Law 80 of May 30, 1976 at 29 L.P.R.A. ss. 185 et seq., as amended and interpreted by the courts from time to time, and (ii) for employees represented by a union, as such term is further defined by the applicable collective bargaining agreement.

      9.03 Voluntary Separation Program. The Purchaser agrees to cause the Affiliated Group to establish, within 180 days after the Closing Date, a voluntary separation program on the terms and conditions which may be approved by the Board of Directors of the New Company.

      9.04 Capital Contribution by Authority.

            (a) The Authority shall make capital contributions to the New Company, in respect of New Company Shares then owned by it and without any increase in outstanding New Company Shares, in an aggregate amount of $200 million (the "Capital Contribution"). The parties agree that in consideration of the making of the Capital Contribution, neither the Authority nor any other Puerto Rico Governmental Authority shall have any liability with respect to (i) the increased liability under the Replacement Plan attributable to the grant of past service credit to Retirement System Participants, and (ii) all of the Company's unfunded pension liabilities under the Plans and post-employment benefit liabilities for post-employment health and life insurance benefits under the Plans as of the Closing Date (together, the "Unfunded Liabilities"), even if the actual Unfunded Liabilities of such employee plans are determined to be greater than such aggregate Capital Contributions and the Authority shall have no right to a refund or offset if the Unfunded Liabilities are less than such aggregate Capital Contributions.

            (b) The Authority shall make the Capital Contribution in five (5) annual installments (each an "Installment"), on each anniversary of the Closing Date, commencing on the first anniversary of the Closing Date and ending on the fifth anniversary of the Closing Date as follows:

            First Anniversary             $40,000,000
            Second Anniversary            $40,000,000
            Third Anniversary             $40,000,000
            Fourth Anniversary            $40,000,000
            Fifth Anniversary             $40,000,000

Each Installment shall be due whether or not the Authority or any Puerto Rico Entity then owns any New Company Shares. Notwithstanding any provision hereof or of the Shareholders Agreement or the Option Agreement, the Authority shall retain one Share until the fifth anniversary of the Closing Date. Other than as provided in Section 9.04(h), no interest shall accrue or be payable with respect to any Installment.

            (c) Each Installment shall be paid by the Authority, at its option:
(i) in cash by wire transfer of immediately available funds to an account designated by the New Company; (ii) by surrendering to the New Company such number of New Company Shares owned by the Authority which when multiplied by the applicable Price Per Share (as defined in (d) below) will equal the amount of such Installment; provided however, that the

Authority shall own thereafter sufficient New Company Shares to perform all of its obligations under the Option Agreement and satisfy any pending claim by the Purchaser Group hereunder; (iii) by surrendering the Dividend Note for reduction of the obligations thereunder in the amount of such Installment, applied in the following order: (w) first, to any fees and expenses due to the Authority under the Dividend Note, (x) second, to accrued and unpaid interest, and (z) third, to the principal sum and other amounts due under the Dividend Note; or (iv) by a combination of cash, New Company Shares or reducing obligations under the Dividend Note; provided, however, that no New Company Shares shall be used to satisfy any Installment, until all obligations under the Dividend Note are satisfied in full.

            (d) The Authority shall provide the New Company written notice, at least thirty (30) business days prior to the Installment due date (the "Notice Date"), as to whether the Installment will be paid in cash, New Company Shares, through a reduction in obligations under the Dividend Note, or a combination thereof, and if in New Company Shares (in whole or in part), the Authority's proposed calculation of the Price Per Share and basis therefor. Price Per Share for purposes of this Section shall mean the average of the closing prices of the New Company Shares if traded on the New York Stock Exchange or another national stock exchange, and if not, the last quoted mean between the bid and asked for the New Company Shares if traded over the counter, in each instance for the twenty trading days preceding the Notice Date for the payment of such Installment, or if not so publicly traded, the fair market value of the New Company Shares in an arm's length transaction between a willing buyer and a willing seller. In determining the fair market value for purposes of the Price Per Share, no discount shall be applied by virtue of the fact that such New Company Shares may represent a minority interest or by virtue of the fact that there is no public market for the New Company Shares. Within five (5) Business Days after the Notice Date, the Purchaser shall notify the Authority if the Purchaser disagrees with the Authority's calculation of the Price Per Share. If the Authority and the Purchaser are unable to agree on a Price Per Share within ten (10) Business Days thereafter, then the Authority and the Purchaser shall mutually select a nationally recognized investment banking firm to determine the Price Per Share. The investment banking firm shall be instructed to complete its determination of the Price Per Share by no later than thirty (30) days after its appointment. The Price Per Share as determined by the investment banking firm shall be final and conclusive on the Authority, Purchaser and the New Company. The costs of any such investment banking firm shall be borne 50% by the Authority and 50% by the Purchaser.

            (e) Upon receipt of each Installment from the Authority (in cash or upon receipt of the New Company Shares or through a reduction of obligations under the Dividend Note) the New Company shall promptly make a capital contribution to each Operating Subsidiary, in proportion to such subsidiaries' respective then estimated Unfunded Liabilities, in immediately available funds in an aggregate amount equal to the Installment.

            (f) Immediately upon receipt of the capital contribution from the New Company referred to in paragraph (e) above, the Operating Subsidiaries will contribute to payment of Unfunded Liabilities in immediately available funds to one or more funding arrangements (which may include pension trusts, rabbi trusts, secular trusts, insurance contracts, voluntary employees' beneficiary associations or Code section 401(h) accounts) the amounts listed below, to be used for the benefit of such Operating Subsidiaries' current and former employees and their spouses and dependents:

            First Installment             $65,573,770
            Second Installment            $65,573,770
            Third Installment             $65,573,770
            Fourth Installment            $65,573,770
            Fifth Installment             $65,573,770

            (g) The New Company and the Operating Subsidiaries shall provide to the Authority, not later than thirty (30) business days after the date on which the Authority paid the Installment, a written acknowledgment by the trustees of the applicable employee plans of receipt of the amounts contributed pursuant to
Section 9.04(f).

            (h) The obligation of the Authority to make an Installment payment shall be deferred, in the case of payment in whole or in part in New Company Shares, until five (5) business days after final agreement on the determination of the Price Per Share and if not paid immediately thereafter, the Installment shall accrue interest at an annual rate of 10% per annum. In the event that the Price Per Share is determined by an investment banking firm pursuant to clause
(d) above, the Authority shall have the right to pay the Installment in cash in lieu of in New Company Shares, in which event the Authority shall pay 100% of the investment banking firm fees pursuant to Section 9.04(d).

            (i) For purposes of this Section 9.04, in the event of any reclassification, reorganization or other transaction wherein New Company Shares are converted into or exchanged for other securities, "New Company Shares" shall be deemed to include such other securities.

            (j) The Authority shall make all scheduled, required contributions after May 27, 1998 to the Plans for the periods from April 15 through the Closing Date at the times when due consistent with past practice.

      9.05 Act No. 54 Compliance.

            (a) As mandated by Act No. 54, Purchaser will cause the Affiliated Group to:

                  (i) recognize the unions that represent the union employees on the Closing Date, and assume the collective bargaining agreements in effect on that date;

                  (ii) not reduce the employees' or retirees' accrued vested retirement benefits as of the Closing Date, under the Company Employee Plans; and

                  (iii) establish the plan and trust described in Section 8.02(l) hereof;

            (b) Purchaser will cause the Affiliated Group to guarantee at least one year (commencing on the date of the FCC Consent) of employment to all regular management employees who choose not to participate in any voluntary separation plan adopted by the New Company, as defined in Article IX hereof, with the same salary and fringe benefits (to the extent permitted by law) enjoyed by such employees as of the Closing Date, subject, however, to the right of the employer to terminate any such employment for cause.

                                    ARTICLE X

                                 INDEMNIFICATION

      10.01 Indemnification by Authority. Subject to Section 10.12 below, the Authority agrees to indemnify, defend and hold

Strategic Purchaser, Purchaser and the Affiliated Group (the "Purchaser Indemnitees") harmless, from and after the Closing Date, from and against any and all loss (other than loss of profit or incidental, special or consequential damages suffered by the Affiliated Group or the Purchaser Indemnitees), cost, liability, damage and expenses (including reasonable attorneys fees and other expenses incident thereto) (the "Adverse Consequences"): (i) resulting from breach of the Authority's representations, warranties, covenants and agreements contained in this Agreement; provided, however, that any claim for a breach of a representation or warranty shall have been made prior to the expiration date thereof, if any, determined in accordance with Section 12.01 hereof; (ii) resulting from or relating to the matters which are the subject of the cases or claims listed in Section 10.01(ii) of the Disclosure Schedule; (iii) resulting from or relating to the claims or matters described in Section 10.01(iii) of the Disclosure Schedule; and (iv) resulting or relating to the claims or matters described in Section 10.01(iv) of the Disclosure Schedule. The Authority agrees to indemnify, defend and hold Popular, Inc. harmless, from and after the Closing Date, from and against any and all Adverse Consequences resulting from a breach of the Authority's representations, warranties, covenants and agreements contained in Article II of this Agreement with respect to Popular, Inc.'s purchase of Shares pursuant to Section 6.05(a) hereof.

      10.02 Indemnification for Purchaser's Breach. Strategic Purchaser and Purchaser, jointly and severally, agree to indemnify, defend and hold the Authority and the Puerto Rico Entities (the "Authority Indemnitees") harmless, from and after the Closing Date, from and against any Adverse Consequences the

Authority Indemnitees may suffer resulting from Strategic Purchaser's or Purchaser's breach of any of its representations, warranties, covenants and agreements under this Agreement; provided, however, that any such claim for breach of a representation or warranty shall have been made prior to the expiration date thereof, if any, determined in accordance with Section 12.01 hereof.

      10.03 Indemnification by Affiliated Group. The New Company and its subsidiaries (including the Operating Subsidiaries) shall, jointly and severally, indemnify, defend and hold harmless the Authority Indemnitees from and against any Adverse Consequences (other than in its capacity as a shareholder of the New Company) the Authority Indemnitees may suffer resulting from any obligations of or liabilities resulting from the operations of the Affiliated Group and its subsidiaries prior to and after the Closing Date, other than those liabilities for which Purchaser Indemnitees are entitled to indemnification pursuant to Section 10.01 or Section 9.01(a)(iv) above.

      10.04 Limitation on Obligations. Notwithstanding anything to the contrary in Section 10.01 above, the Authority shall not be obligated to make any payments under Section 10.01 (other than with respect to Section 10.01(ii)) above with respect to a breach of a representation or warranty or the covenants in Section 5.01(t) or Sections 10.01(iii) and (iv), (a) unless, with respect to any individual claim or series of related claims, the amount of Adverse Consequences (not otherwise indemnified) resulting therefrom exceeds $40,000 (the "Included Claims") and unless the aggregate amounts of Adverse Consequences (not otherwise indemnified) resulting from all Included Claims equals or exceeds $50 million, whereupon Purchaser shall be entitled to indemnification for Adverse Consequences (not otherwise indemnified) resulting from Included Claims in excess of $50 million or (b) in excess of $200 million in the aggregate other than with respect to indemnities pursuant to Section 3.18 (Environmental Matters); provided, however, that the provisions and limitations of this Section 10.04 shall not apply (i) to the breach by the Authority of its covenants and agreements under this Agreement other than Section 5.01(t),
Section 10.01(iii) or (iv); (ii) to breaches of representations and warranties in which actual fraud of the Authority or senior officers of the Company is proved, and (iii) to liabilities or indemnities relating to Article II, Sections
3.11 (Taxes), 3.16 (Finders' Fees) or Section 10.01(a)(ii); and provided, further, that notwithstanding such provisions and limitations, the Authority shall be obligated to make all payments under Section 10.01(iii) above when the aggregate of all Adverse Consequences arising thereunder shall exceed $5 million, and the Authority shall be obligated to make all payments if and to the extent that the Adverse Consequences (in the case of 10.01(iv)(3), in excess of any amount expensed or reserved against by the Affiliated Group on or prior to December 31, 1997) arising under Section 10.01(iv) above shall exceed the net amounts received in connection therewith under the Company's existing insurance policies, including any excess liability or umbrella insurance policies, plus $1 million. In calculating any Adverse Consequences for the purposes of determining whether the $50 million threshold in clause (a) above has been exceeded, Adverse Consequences shall be calculated without regard to any exception in a representation or warranty for failure to have a Material Adverse Effect or satisfy any other standard or threshold of materiality under any representation, warranty or covenant.

      10.05 Indemnification Claim. Upon obtaining knowledge of any claim or demand which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder, the party seeking indemnification ("Indemnitee") shall promptly give written notice (the "Notice of Claim") of such claim or demand to the other party from whom it seeks indemnification ("Indemnitor"). Indemnitee shall furnish to Indemnitor in reasonable detail such information as Indemnitee may have with respect to such indemnification claim (including, to the extent determinable, an estimate of any Adverse Consequences that Indemnitee may suffer as a result thereof) and copies of any summons, complaint or other pleading which may have been served upon it and any written claim, demand, invoice, billing or other document evidencing or asserting the same. Subject to the limitations set forth in Section 12.01 hereof, no failure or delay by Indemnitee in the performance of the foregoing or delay in providing notice that the total of all claims exceeds the threshold in Section 10.04(a) shall reduce or otherwise affect the obligation of Indemnitor to indemnify and hold Indemnitee harmless, except to the extent that such failure or delay shall have adversely affected Indemnitor's ability to defend against, settle or satisfy any liability, damage, loss, claim or demand for which Indemnitee is entitled to indemnification hereunder.

      10.06 Notice of Claim. If the claim or demand set forth in the Notice of Claim given by Indemnitee pursuant to Section 10.05 hereof is a claim or demand asserted by a third party, Indemnitor shall have fifteen (15) business days after the Date of Notice of Claim to notify Indemnitee in writing of its election to defend such third party claim or demand on behalf of the Indemnitee. If Indemnitor elects to defend such third party claim or demand, Indemnitee shall make available to Indemnitor and its agents and representatives all records and other materials which are reasonably required in the defense of such third party claim or demand (and which will not result in any waiver of any available privilege or defense) and shall otherwise cooperate with, and assist Indemnitor in the defense of, such third party claim or demand, and so long as Indemnitor is defending such third party claim in good faith, Indemnitee shall not pay, settle or compromise such third party claim or demand. If Indemnitor elects to defend such third party claim or demand, Indemnitee shall have the right to participate in the defense of such third party claim or demand, at Indemnitee's own expense. In the event, however, that Indemnitee reasonably determines that representation by counsel to Indemnitor of both Indemnitor and Indemnitee may present such counsel with a potential conflict of interest that would make separate representation advisable under generally accepted standards of professional conduct, or where non-monetary relief is being sought against Indemnitee by a third party, then such Indemnitee may elect to defend such third party claim or demand and employ separate counsel to represent or defend it in any such action or proceeding at Indemnitee's own expense; provided, however, that Indemnitee's defense of such action or proceeding shall not limit Indemnitee's right to indemnification under this Article X if it is ultimately determined that indemnification is due from Indemnitor. If Indemnitor does not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, Indemnitee shall have the right, in addition to any other right or remedy it may have hereunder, at Indemnitor's expense, to defend such third party claim or demand; provided, however, that (a) Indemnitee shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand; and (b) Indemnitee's defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of Indemnitor under the agreements of indemnification set forth in this Article X. Notwithstanding the foregoing, the New Company, as Indemnitee, shall be entitled to defend (i) any third party action or proceeding brought by any Puerto Rico Entity and (ii) any unaffiliated third party action or proceeding where the damages sought therein (together with all other such actions and proceedings) are less than the then remaining amounts not then incurred by the Affiliated Group pursuant to Section 10.04(a); provided that, the Authority shall be entitled to participate in the defense of any such claim at its expense.

      10.07 Indemnitor's Obligations. Except for third party claims being defended in good faith, each Indemnitor shall satisfy its obligations hereunder in cash within thirty (30) days after the Date of Notice of Claim.

      10.08 Date of Notice of Claim. The term "Date of Notice of Claim" shall mean the date the Notice of Claim is given pursuant to Section 10.05 hereof.

      10.09 Consent of Indemnification. No claim giving rise to a Notice of Claim shall be compromised or settled (unless such claim has been made by a Person other than a Puerto Rico Entity and Indemnitee has been fully and unconditionally released from and against any liability and other obligations with respect to such Claim and no further recourse with respect to the subject matter of the Claim exists against Indemnitee) except with the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld.

      10.10 Subrogation. In the event that an Indemnitor makes any payment to any Indemnitee for indemnification for which such Indemnitee could have collected on a claim against a third party, the Indemnitor shall be entitled to pursue claims and conduct litigations on behalf of such Indemnitee and any of its successors, to pursue and collect on any indemnification or other remedy available to such Indemnitee thereunder with respect to such claim and generally to be subrogated to the rights of such Indemnitee.

      10.11 Limitation on Liability. The parties hereto acknowledge and agree that from and after the Closing, the sole and exclusive remedy with respect to any and all claims made under this Agreement (other than any claims relating to a breach of a covenant or agreement under this Agreement which by its terms contemplates (x) performance after the Closing or (y) equitable remedies with respect to Articles VI and Article IX) shall be made pursuant to the provisions of this Article X and the Guarantees referred to in Section 8.02(j).

      10.12 Calculation Methodology. The parties recognize that in certain events a representation, warranty or covenant of the Authority may be breached that may not entail an actual, direct "loss" suffered by the Purchaser or Strategic Purchaser but would result in an actual loss by the New Company and an indirect loss by the Purchaser of the New Company. However, for purposes of the indemnification obligations under Section 10.01, Adverse Consequences suffered, sustained or incurred by the Purchaser shall be deemed to be those that would have been sustained by a purchaser of 100% of the stock of the New Company in reliance on such representations, warranties and covenants (it being understood, however, that indemnification in respect of such indirect Adverse Consequences pursuant to
Section 10.01 shall be payable to the New Company as opposed to Purchaser or Strategic Purchaser).

                                   ARTICLE XI

                                   TERMINATION

      11.01 Grounds for Termination.

            (a) This Agreement may be terminated at any time prior to the
Closing:

                  (i) by mutual written agreement of the Authority and Purchaser;

                  (ii) by either the Authority or Purchaser if the transactions contemplated herein shall not have been consummated on or before December 31, 1998, or such other date, if any, as the Authority and Purchaser shall agree in writing; provided that no party may terminate this Agreement pursuant to this clause if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Closing shall not have been consummated on or before such date;

                  (iii) by either the Authority or Purchaser if consummation of the transactions contemplated herein would violate any nonappealable final order, decree or judgment of any court or Governmental Authority having competent jurisdiction which the parties have used commercially reasonable efforts to oppose and cause to be dismissed;

                  (iv) (x) By the Authority pursuant to, and subject to Purchaser's rights under, Section 5.05 hereof, in the event the Authority enters into a definitive agreement with respect to a Competing Transaction;

                        (y) without prejudice to Section 5.05, by Purchaser, if the Authority or GDB publicly recommends a Competing Transaction, signs any purchase or sale agreement relating to a Competing Transaction or any approval constituting part of the Act No. 54 Approval is granted for a Competing Transaction;

                  (v) By either the Authority or Purchaser if after July 21, 1998 such other party is then in material breach of this Agreement, and the terminating party is not then in material breach of this Agreement; or

                  (vi) By either the Authority or Purchaser if, after July 21, 1998 and prior to the Closing, any condition set forth herein for the benefit of such party (a) shall not have been timely met, (b) cannot be met on or before the Closing Date and (c) has not been waived.

      The party desiring to terminate this Agreement pursuant to clauses (ii),
(iii), (iv), (v), or (vi), shall give two (2) business days notice of such termination to the other party.

            (b) (i) Notwithstanding the provisions of Sections 11.01(a)(ii), 11.01(a)(v) and 11.01(a)(vi), if a default by any party hereto can be cured or a condition satisfied within thirty (30) business days after the time initially fixed for Closing as set forth herein, then the Closing Date shall be extended for the period (not to exceed thirty (30) business days) but no later than January 31, 1999 required for such party to make such cure or satisfaction. If such cure or satisfaction cannot be, or is not, completed within thirty (30) business days after such initial time, then the rights of the parties shall be governed by the applicable provisions of this Agreement without regard to this Section 11.01(b).

      Notwithstanding anything to the contrary contained herein, in the event that the FCC Consent shall have been obtained but the FCC Consent shall not have become a Final Order within the meaning of the FCC Rules on or prior to December 31, 1998, then the date set forth in Section 11.01(a)(ii) shall be extended until the first to occur of five (5) business days after receipt of a Final Order and March 31, 1999.

      11.02 Effect of Termination.

            (a) Mutual Consent. If this Agreement is terminated as permitted by
Section 11.01, such termination shall be without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement except for the liability of a party as provided in Section 11.02(b) below; provided that if such termination shall be pursuant to Section 11.01(a)(v) or (vi) as the result of the willful failure of any party to fulfill its obligations under Section 7.01 (except where the Authority has exercised its rights under Section 5.05 to negotiate with a third party or recommend acceptance of a Competing Proposal or Purchaser terminates this Agreement pursuant to Section 11.01(a)(iv)(y)) or to perform a material covenant of this Agreement or from a willful misrepresentation by any party to this Agreement, such party shall be fully liable for any and all damages, costs and expenses (including, but not limited to, reasonable counsel fees) sustained or incurred by the other parties as a result of such failure, breach or misrepresentation. The provisions of Sections 5.05, 6.01, 7.04 and 11.02(b) and Articles X and XII shall survive any termination hereof.

            (b) Failure to Close.

                  (i) In the event that the Closing does not occur, and no payment has been made or is due Purchaser under Section 5.05, Purchaser shall be entitled to receive from the Company $1 million in the aggregate upon termination of this Agreement to reimburse Purchaser, in part, for its out-of-pocket expenses in connection with the transactions contemplated hereby.

                  (ii) In the event that the transactions are terminated pursuant to Section 11.01(a)(iv) above, the Authority and the Company shall be jointly and severally liable to pay to Purchaser the amounts, if any, provided for in Section 5.05.

                                   ARTICLE XII

                                  MISCELLANEOUS

      12.01 Survival. Except as specifically provided in Schedule 12.01 or the last sentence of Section 11.02(a), the representations, warranties, covenants and agreements contained herein shall survive the Closing and expire on March 31, 2000.

      12.02 Notices. All notices, requests and other communications to each party hereunder shall be in writing (including telecopy or similar writing, with confirmation of receipt) and shall be given:

            if to the Authority, to:

                  Puerto Rico Telephone Authority
                  1515 Roosevelt Avenue
                  Caparra, Puerto Rico 00920
                  Telephone:_____________________
                  Telecopy:______________________
                  Attention: Governing Board
                             Executive Director

            with a copy to:

                  Government Development Bank
                    for Puerto Rico
                  Minillas Government Center
                  San Juan, Puerto Rico 00940

                  Telephone: (787) 728-9200
                  Telecopy:  (787) 268-5496
                  Attention: President

                  Pietrantoni, Mendez & Alvarez
                  Banco Popular Center
                  Suite 1901
                  290 Munoz Rivera Avenue
                  San Juan, Puerto Rico 00918
                  Telephone: (787) 274-4912
                  Telecopy:  (787) 274-1470
                  Attention: Manuel R. Pietrantoni

                  Akin, Gump, Strauss, Hauer & Feld L.L.P.
                  1333 New Hampshire Avenue, N.W.
                  Suite 400
                  Washington, D.C. 20036
                  Telephone: (202) 887-4000
                  Telecopy:  (202) 887-4288
                  Attention: Russell W. Parks, Jr.

            if to Purchaser, to:

                  GTE Holdings (Puerto Rico) LLC
                  One Stamford Forum
                  Stamford, Connecticut 06901-3500
                  Telephone: (203) 965-2105
                  Telecopy:  (203) 965-2332
                  Attention: Marianne Drost

            with a copy to:

                  GTE International Telecommunications Incorporated One Stamford Forum
                  Stamford, Connecticut  06901-3500
                  Telephone: (203) 965-2105
                  Telecopy:  (203) 965-2332
                  Attention: Marianne Drost

                  Curtis, Mallet-Prevost, Colt & Mosle
                  101 Park Avenue
                  New York, New York  10178-0061
                  Telephone: (212) 696-6000
                  Telecopy:  (212) 697-1559
                  Attention: Matias A. Vega

            if to Strategic Purchaser, to:

                  GTE International Telecommunications Incorporated One Stamford Forum
                  Stamford, Connecticut  06901-3500
                  Telephone: (203) 965-2105
                  Telecopy:  (203) 965-2332

                  Attention: Marianne Drost

            with a copy to:

                  Curtis, Mallet-Prevost, Colt & Mosle
                  101 Park Avenue
                  New York, New York  10178-0061
                  Telephone: (212) 696-6000
                  Telecopy:  (212) 697-1559
                  Attention: Matias A. Vega

      12.03 Amendments; No Waivers.

            (a) Any provision of this Agreement may be amended or waived subject to the requirements of applicable law if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and the Authority, or in the case of a waiver, by the party against whom the waiver is to be effective.

            (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

      12.04 Expenses. Except as otherwise expressly provided in this Agreement or the Financing Letter, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided that, expenses with respect to services requested by the Authority in connection with the privatization shall be paid by the Authority. Costs and expenses incurred by the Affiliated Group in connection with the Reorganization or the Financing shall be borne by the Company. Stamp taxes, transfer and recording fees assessed in connection with the Stock Purchase shall be paid by the Authority. One half of all expenses due with respect to any filing under the HSR Act shall be borne and paid by the Authority and one half shall be paid by the Purchaser.

      12.05 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto and compliance with applicable laws and regulations, except that (i) Purchaser may (subject to applicable laws and regulations) transfer or assign, in whole or from time to time in part, to one or more of its wholly owned subsidiaries, the right to purchase all of the Purchased Shares and (ii) Purchaser may transfer Shares as provided in Section 4.2(b) of the Shareholders Agreement, but in each case no such transfer or assignment will relieve Purchaser or Strategic Purchaser of its obligations hereunder.

      12.06 Governing Law. This Agreement shall be construed in accordance with and governed by the law of Puerto Rico without giving effect to principles of conflicts of laws.

      12.07 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

      12.08 Entire Agreement. Subject to applicable laws and regulations, this Agreement, as amended and restated, including the Schedules, the Financing Letter, the Disclosure Schedule and Exhibits hereto and the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement, including the Confidentiality Agreement (except as provided in Section 6.01 hereof). No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto.

      12.09 Captions; Definitions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All capitalized terms used in this Agreement which are not defined in the text of the Agreement shall have the meanings assigned thereto in Appendix A hereto.

      12.10 Jurisdiction and Immunity. Purchaser and the Authority hereby irrevocably and unconditionally submit to the jurisdiction of the United States District Court for the District of Puerto Rico and, if such court shall not have subject matter jurisdiction, in any court of Puerto Rico having subject matter jurisdiction for purposes of any suit, action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement, and Purchaser, Strategic Purchaser and the Authority agree not to commence any such suit, action or proceeding except in the United States District Court for the District of Puerto Rico or, if such court shall not have subject matter jurisdiction, in any court of Puerto Rico having subject matter jurisdiction. Purchaser, Strategic Purchaser and the Authority hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding in the United States District Court for the District of Puerto Rico or, if such court shall not have subject matter jurisdiction, in any court of Puerto Rico having subject matter jurisdiction and hereby further and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding has been brought in an inconvenient forum.

      12.11 Third Party Beneficiaries; Parties Bound.

            (a) No provision of this Agreement shall create any third party beneficiary rights in any person (including without limitation, any employee or former employee of the Company (or any beneficiary or dependent thereof) in respect of continued employment or resumed employment, or in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement), nor shall any provision of this Agreement modify any rights of any third party under any existing law, regulation or contract with any third party; provided, that, the Authority acknowledges and agrees that Popular, Inc. is and will be a third-party beneficiary of this Agreement (including possibly as a Minority Partner) with the right to enforce the rights granted to it directly under this Agreement directly against the Authority.

            (b) Purchaser, Strategic Purchaser, the Authority and the Affiliated Group are entering into the Agreement in their capacity as corporations or limited liability companies only and no officer, director or other individual associated therewith shall have any personal liability under this Agreement.

      12.12 INTENTIONALLY OMITTED

      12.13 Additional Signatories. Upon consummation of the Reorganization, the Authority shall cause the New Company and the Operating Subsidiaries to execute and deliver counterparts of this Agreement to each of the other parties.

      IN WITNESS WHEREOF, the parties hereto here caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                    GTE HOLDINGS (PUERTO RICO) LLC

                                    By:

                                    By:


                                    GTE INTERNATIONAL
                                    TELECOMMUNICATIONS INCORPORATED

                                    By:________________________________

                                    By:


                                    PUERTO RICO TELEPHONE AUTHORITY

                                    By:


                                    PUERTO RICO TELEPHONE COMPANY

                                    By:________________________________

                                   APPENDIX A

      "Acquisition Proposal" has the meaning set forth in Section 5.05(a) hereof.

      "Act No. 54" has the meaning set forth in the recitals hereto.

      "Act No. 54 Approval" has the meaning set forth in Section 2.02(a) hereof.

      "Adverse Consequences" shall have the meaning set forth in Section 10.01 hereof.

      "Affiliated Group" shall have the meaning set forth in the recitals hereto.

      "Agreement" means this Agreement and all Exhibits and Schedules hereto.

      "Authority" has the meaning set forth in the recitals hereto.

      "Authority Act" has the meaning set forth in Section 2.01 hereof.

      "Authority Debt" shall mean the debt of the Authority as set forth in
Section 1.03 of the Disclosure Schedule.

      "Authority Indemnitees" has the meaning set forth in Section 10.02 hereof.

      "Balance Sheet" shall mean the balance sheet of the Company as of December 31, 1997 attached as Schedule 3.05D.

      "Balance Sheet Date" means December 31, 1997.

      "Benefits Maintenance Period" has the meaning set forth in Section 9.01(b)(ii) hereof.

      "Board" has the meaning set forth in Section 8.01(b) hereof.

      "Capital Budget" means Section C-3 of the 1997 Report on Telephone Operations prepared by Complan Associates, Inc. with respect to the 1998 Construction Program of the Company dated February 1998 in the form delivered to Purchaser on May 27, 1998.

      "Capital Contribution" has the meaning set forth in Section 9.04(a) hereof.

      "Closing" has the meaning set forth in Section 1.02 hereof.

      "Closing Date" has the meaning set forth in Section 1.02 hereof.

      "Code" has the meaning set forth in Section 3.12(a) hereof.

      "Communications Act" has the meaning set forth in Section 2.03(ii) hereof.

      "Companion Legislation" means legislation enabling or enacting those matters described on Exhibit D hereto and enacted prior to July 21, 1998.

      "Company" shall mean Puerto Rico Telephone Company, a Delaware corporation.

      "Company Benefit Arrangements" has the meaning set forth in Section 3.12(c) hereof.

      "Company Employee Plans" has the meaning set forth in Section 3.12(a) hereof.

      "Company Representatives" has the meaning set forth in Section 5.05(a) hereof.

      "Company Shares" has the meaning set forth in the recitals hereto.

      "Competing Transaction" has the meaning set forth in Section 5.05(a) hereof.

      "Confidentiality Agreement" means the Confidentiality Agreement dated September 16, 1997 between Strategic Purchaser and the Negotiating Committee.

      "Date of Notice of Claim" has the meaning set forth in Section 10.08 hereof.

      "Dependent Plan" has the meaning set forth in Section 9.01(b) hereof.

      "Disclosure Schedule" has the meaning set forth in Section 1.03(d) hereof.

      "Dividend Amount" means $1.565 billion plus any other cash or cash equivalents of the Affiliated Group on hand on the Closing Date, less the transaction costs of the Financing and an amount reasonably estimated to pay any Taxes of the Affiliated Group accrued since January 1, 1998 to the Closing Date which have not yet been paid (other than any amounts being contested in good faith for which the Company has created a reserve in the Financial Statements); provided, that, up to $150 million of the Dividend Amount, or such greater amount as the Authority may elect as provided in the Financing Letter, may consist of the Dividend Note.

      "Dividend Note" means a promissory note as provided in the Financing
Letter.

      "DOL" has the meaning set forth in Section 3.12(c) hereof.

      "Drop Downs" has the meaning set forth in the recitals hereto.

      "Environmental Claims" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability in a material amount (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Regulated Substance at any location, whether or not owned or operated by Seller or (b) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law.

      "Environmental Laws" means all federal, state, Puerto Rico, local and foreign laws and regulations relating to pollution or protection of human health or the environment, (including, without limitation, air, surface water, ground water, land surface, and subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Regulated Substances; or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Regulated Substances.

      "ERISA" has the meaning set forth in Section 3.12(a) hereof.

      "Escrow Agreement" means an Escrow Agreement among an escrow agent to be agreed upon by Purchaser and the Authority, the Authority and the New Company in such form and substance agreed to by the Authority and Strategic Purchaser, pursuant to which, at the Closing, the Authority will escrow $100 million in cash, in aggregate principal amount of Dividend Note, or a combination thereof to satisfy a portion of its obligations pursuant to Section 9.04 hereof.

      "FCC" has the meaning set forth in the recitals hereto.

      "FCC Consent" means the initial order of the FCC staff approving the acquisition by Purchaser of the Purchased Shares.

      "FCC Licenses" has the meaning set forth in Section 2.03(ii) hereof.

      "FCC Rules" has the meaning set forth in Section 2.03(ii) hereof.

      "Final Budget" means the 1998 Final Budget with respect to the Company prepared by the Company and included in the Puerto Rico Telephone Authority & Subsidiaries Business Plan: 1998 - 2002 dated October 1997 in the form delivered to Purchaser on or about May 27, 1998.

      "Final Order" means an order of the FCC granting its approval, to the extent required by law, to the transactions contemplated herein to occur at the Closing, which order has become final. For purposes of this Agreement, "final" shall mean action by the FCC: (a) which has not been vacated, reversed, stayed, set aside, annulled or suspended; (b) with respect to which no timely appeal, timely request for stay, or timely petition for rehearing, reconsideration or review by any Person or governmental entity or by the FCC on its motion, is pending; and (c) as to which the time for filing any such timely appeal, timely request, timely petition or for the reconsideration or review by the FCC on its own motion, has expired.

      "Financial Statements" has the meaning set forth in Section 3.05 hereof.

      "Financing" means the borrowing on a medium or long-term basis of not less than $1.25 billion at the Closing by the New Company and/or its subsidiaries without recourse to any of the shareholders of the New Company.

      "Financing Letter" means the letter dated July 21, 1998 among GTE Corporation, Strategic Purchaser, Purchaser and the Authority relating to the Financing.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "GAS" means governmental accounting standards as in effect from time to time, as promulgated by the Governmental Accounting Standards Board.

      "GDB" has the meaning set forth in Section 3.16 hereof.

      "GDB Newco" shall mean a newly formed Puerto Rico corporation organized for the sole purpose of owning Shares and Dividend Notes, if any, after the Closing Date.

      "Governmental Action" has the meaning set forth in Section 4.09 hereof.

      "Governmental Authority" means any foreign, federal, state, Puerto Rico, municipal, local or other government or governmental agency, authority, court, department, commission, board, agency or instrumentality, including but not limited to the European Union, or any employee or agent thereof.

      "Hourly Plan" has the meaning set forth in Section 9.01(a) hereof.

      "HSR Act" has the meaning set forth in Section 2.03(iii) hereof.

      "Included Claims" has the meaning set forth in Section 10.04 hereof.

      "Indemnitee" has the meaning set forth in Section 10.05 hereof.

      "Indemnitor" has the meaning set forth in Section 10.05 hereof.

      "Indenture" means the Trust Agreement dated as of January 1, 1974 between the Authority and the Chase Manhattan Bank, as amended as of May 27, 1998.

      "Installment" has the meaning set forth in Section 9.04(b) hereof.

      "Intellectual Property" means (i) all patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames and copyrights licensed to, owned by or registered in the name of the Company or in which the Company has any rights, or used by the Company in the conduct of its business, which are material to its business and
(ii) all other proprietary and intellectual property rights (other than the Company's customer lists) that the Company uses and that are not within the general knowledge of the industry, which are material to the business of the Company, including, but not limited to rights and licenses to use intellectual property of any Person.

      "Interim Financial Statements" has the meaning set forth in Section 3.05 hereof.

      "IRS" has the meaning set forth in Section 3.12(c) hereof.

      "knowledge" means the actual knowledge of any member of the Board of Directors or senior executive officers with the rank of Senior Vice President or higher of the Person, and in the case of the Company, Vice Presidents of the Company with responsibility for finance, accounting, legal, environmental and human resources matters and the Treasurer.

      "Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

      "Lump Sum Plan" has the meaning set forth in Section 9.01(b) hereof.

      "Management Agreement" means the Management Agreement to be dated as of the Closing Date, substantially in the form attached hereto as Exhibit E.

      "Material Adverse Change" means any change, event or circumstance that is or is reasonably likely to be materially adverse to the business, operations, financial condition or results of operations of such entity and its subsidiaries taken as a whole, other than any change or circumstance relating to (i) the economy in general, or (ii) the industries in which the entity operates.

      "Material Adverse Effect" means, with respect to any entity, any effect that is or is reasonably likely to be materially adverse to the business, operations, financial condition or results of operations of such Person and its subsidiaries taken as a whole, other than any effect relating to (i) the economy in general, or (ii) the industries in which such entity operates.

      "Material Contracts" has the meaning set forth in Section 3.13(b) hereof.

      "Minority Partners" means those Persons referred to in Section 6.05 hereof.

      "Multiemployer Plan" has the meaning set forth in Section 3.12(a) hereof.

      "Multiple Employer Plan" has the meaning set forth in Section 3.12(a) hereof.

      "Negotiating Committee" has the meaning set forth in the recitals hereto.

      "New Company" has the meaning set forth in the recitals hereto.

      "New Company Shares" means the common stock, par value $0.01 per share, of the New Company.

      "New Company Transfer" has the meaning set forth in the recitals hereto.

      "Non-Competition Agreement" means the Non-Competition Agreement or Agreements dated the Closing Date among the New Company, Purchaser, the Authority, GTE Corporation, Strategic Purchaser, the Minority Partners and the other parties named therein substantially in the form attached hereto as Exhibit F.

      "Non-Solicitation Period" has the meaning set forth in Section 5.05 hereof.

      "Notice Date" has the meaning set forth in Section 9.04(d) hereof.

      "Notice of Claim" has the meaning set forth in Section 10.05 hereof.

      "Offset Amount" has the meaning set forth in Section 9.01(a) hereof.

      "Operating Subsidiary" has the meaning set forth in the recitals hereto.

      "Option Agreement" means the Option Agreement dated as of the Closing Date between the Authority and the Purchaser, substantially in the form attached hereto as Exhibit G.

      "Other Legislation" means legislation described in Exhibit H, without any material change that has not been accepted by Purchaser.

      "Participating Employees" has the meaning set forth in Section 9.01(b)(ii) hereof.

      "Permitted Liens" means any (a) mechanic's, materialmen's, utility and similar Liens, (b) Liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements, (d) any liens incurred in connection with the Financing and (e) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money (which other Liens do not materially interfere with the present use or value of the assets subject thereto).

      "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a body corporate, a limited liability company, an unlimited company, an unlimited liability company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

      "Plans" has the meaning set forth in Section 9.01(b)(i) hereof.

      "PR Code" has the meaning set forth in Section 3.12(b) hereof.

      "Puerto Rico Entity" shall mean any Governmental Authority of Puerto Rico.

      "Purchased Shares" has the meaning set forth in the recitals hereto.

      "Purchase Price" has the meaning set forth in Section 1.01 hereof.

      "Purchaser" has the meaning set forth in the recitals hereto.

      "Purchaser Group" means Strategic Purchaser, Purchaser, Popular, Inc., to the extent it is sold New Company Shares pursuant to Section 6.05 hereof, and any Person to whom the New Company or Purchaser is permitted to sell Purchased Shares pursuant to Section 6.05 hereof or the Shareholders Agreement, and their respective affiliates and representatives.

      "Purchaser Indemnitees" shall have the meaning set forth in Article 10.01 hereof.

      "Regulated Substance" means (1) any "hazardous substance" or "pollutant" or "contaminant," as said terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act (Title 42 United States Code Section 9601 et seq.), or Title 40 Code of Federal Regulations Part 302; (2) any "hazardous waste" as said term is defined in the Puerto Rico Environmental Quality Board Regulation for the Control of Hazardous and Non-Hazardous Solid Waste, as amended; (3) any toxic or hazardous substance, material or waste (whether solid, liquid or gaseous); (4) "petroleum," as that term is defined in the Resource Conservation and Recovery Act, as amended (Title 42 United States Code Section 6991 et seq.), or Title 40 Code of Federal Regulations ss. 280.1; or (5) any other substance or waste which is regulated under any applicable Environmental Law with respect to its collection, storage, transportation for disposal, treatment, or disposal.

      "Reorganization" has the meaning set forth in the recitals hereto.

      "Replacement Plan" has the meaning set forth in Section 9.01(a) hereof.

      "Retirement System" shall mean the Retirement System of the Government of Puerto Rico and its instrumentalities.

      "Retirement System Participants" has the meaning set forth in Section 9.01(a) hereof.

      "Returns" has the meaning set forth in Section 4.10 hereof.

      "Revenue Ruling" means rulings of the Puerto Rico taxing authorities providing for deductibility of contributions to employee plans of the New Company to fund Unfunded Liabilities as contemplated in Section 9.04 hereof.

      "Salaried Plan" has the meaning set forth in Section 9.01(a) hereof.

      "Seller" has the meaning set forth in the recitals hereto.

      "Shareholders Agreement" means the Shareholders Agreement dated as of the Closing Date among the Authority, New Company and Purchaser, among others, substantially in the form of Exhibit I hereto.

      "Special Dividend" has the meaning set forth in Section 1.03(c) hereof.

      "Stock Purchase" has the meaning set forth in the recitals hereof.

      "Strategic Purchaser" has the meaning set forth in the recital hereof.

      "Supplemental Plan" has the meaning set forth in Section 9.01(b) hereof.

      "Tax" or "Taxes" means any tax, imposition, charge, fee or levy or other assessment, including without limitation, payments in lieu of tax required under the Authority Act or otherwise, income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, including but not limited to federal, Puerto Rico, municipal and local tax authorities.

      "Technology Transfer Agreement" means the Technology Transfer Agreement to be dated as of the Closing Date, substantially in the form of Exhibit J attached hereto.

      "TLD" has the meaning set forth in Section 5.05(a) hereof.

      "Unfunded Liabilities" has the meaning set forth in Section 9.04.

      "Wireless" has the meaning set forth in the recitals hereto.

      "Wireless Drop Down" has the meaning set forth in the recitals hereto.

      "Wireline" has the meaning set forth in the recitals hereto.

                                 Schedule 12.01

              Survival of Representations, Warranties and Covenants

     Section                            Section                        Survival Period
     -------                            -------                        ---------------
    Article II     Representations and Warranties of the Authority:
        2.01          Existence and Power............................      Statute*
        2.02          Corporate Authorization........................      Statute
        2.03          Governmental Authorization.....................      Statute
        2.04          Non-Contravention..............................      Statute
        2.05          Capitalization                                       Statute

    Article III    Representations and Warranties of the Authority
                   as to the Company:
        3.01          Existence and Power............................      Statute
        3.02          Corporate Authorization........................      Statute
        3.03          Governmental Authorization.....................      Statute
        3.11          Taxes..........................................      Statute
        3.12          Employee Benefits..............................      Statute
        3.16          Finders' Fees                                        Statute
        3.17          The Authority Debt.............................      Statute
        3.18          Environmental Matters..........................      Statute

    Article IV     Representations and Warranties of Purchaser and
                   Strategic Purchaser:
        4.01          Organization and Existence.....................      Statute
        4.02          Corporate Authorization........................      Statute
        4.03          Governmental Authorization.....................      Statute
        4.04          Non-Contravention..............................      Statute
        4.05          Finders' Fees                                        Statute
        4.06          Financing......................................       N/A**
        4.07          Purchase for Investment........................      Statute
        4.08          Ability to Complete the Transaction............       N/A**
        4.09          Certain Understandings.........................      Statute
        4.10          Legal Compliance...............................      Statute

      Article V    Covenants of the Authority:
        5.02          Access to Information..........................      Statute
        5.03          Notices of Certain Events......................       N/A**
        5.04          Release of the Authority Debt..................      Statute

     Section                            Section                        Survival Period
     -------                            -------                        ---------------
        5.05       No Solicitation; Competing Transactions...........      Statute

     Article VI    Covenants of Purchaser and Strategic Purchaser:
        6.01          Confidentiality: ..............................      Statute
        6.02          Access.........................................      Statute
        6.03          Notice of Certain Events.......................       N/A**
        6.04          Conduct........................................      Statute
        6.07          Telephone Tariffs..............................     Indefinite

     Article IX    Employee Benefits:
        9.01          Retirement Benefits of Company Employees.......      Statute
        9.02          Involuntary Termination of Employees...........     Indefinite
        9.03          Voluntary Separation Program...................      2 years
        9.04          Capital Contribution by Authority..............      7 years
        9.05          Act No. 54 Compliance..........................      Statute

     Article XII
        12.04         Expenses ......................................      Statute

----------
* In each case Statute means the applicable statute of limitations of the applicable jurisdictions for the subject matter of such section determined by reference to the later of the occurrence or discovery of claim.
**    Does not survive the Closing.

                                                                       EXHIBIT D

                    MATTERS COVERED BY COMPANION LEGISLATION

      All of the following shall have an effective date on or prior to the Closing Date.

1. Property that has been acquired prior to the Closing Date by the Affiliated Group through eminent domain will continue to be categorized as having public utility after the Closing Date.

2. The Affiliated Group will be relieved of any and all liability to the Employee Retirement System.

3. Establishment of formula to be utilized by CRIM for the valuation of "outside plant" for the assessment of property taxes, which shall provide for an aggregate valuation as of December 31, 1997 of not more than $472,000,000.

4. The establishment of a formula to be utilized for allocation among municipalities of municipal license taxes and property taxes related to "outside plant."


                                       84